Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 25, 2022,

by and among

COMFORT SYSTEMS USA, INC.,

as Borrower,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

CAPITAL ONE, N.A.,
TRUIST BANK

and

U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

BOKF, N.A. dba BANK OF TEXAS

and

REGIONS BANK,

as Co-Documentation Agents

* * *

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Lead Bookrunner

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-ii-

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Section 10.16	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	92
Section 10.17	Certain ERISA Matters	93
Section 10.18	Acknowledgement Regarding Any Supported QFCs	95

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Schedules and Exhibits:

Pricing Schedule

Exhibit 1.1	U.S. Tax Compliance Certificates
Exhibit 2.1	Revolving Note
Exhibit 2.2(b)	Borrowing Notice
Exhibit 2.3(c)	Continuation/Conversion Notice
Exhibit 2.16	Swingline Note
Exhibit 2.17	Incremental Commitment Agreement
Exhibit 6.2(c)	Certificate Accompanying Financial Statements
Exhibit 10.5	Assignment and Acceptance Agreement

Schedule 1.1(a)	Existing Letters of Credit
Schedule 1.1(b)	Existing Investments
Schedule 1.1(c)	Existing Liens
Schedule 3.1	Lenders Schedule
Schedule 5.9	Litigation
Schedule 5.10	Labor Disputes and Acts of God
Schedule 5.11	ERISA Disclosures
Schedule 5.12	Environmental and Other Laws
Schedule 5.14	Subsidiaries
Schedule 7.1	Existing Indebtedness

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THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT is made as of May 25, 2022, by and among Comfort Systems USA, Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Agent, and the Lenders referred to below, and amends and restates that certain Second Amended and Restated Credit Agreement dated July 16, 2010 (as amended, the “Existing Credit Agreement”), among Borrower, the Lenders therein and Wells Fargo Bank, National Association., as administrative agent.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, in consideration of the loans which may hereafter be made by Lenders and the Letters of Credit which may be made available by LC Issuer to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.1          Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Account Debtor” means the Person which is obligated on any Receivable.

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, of all or substantially all of the capital stock of any Person or group of Persons or all or substantially all of the assets, liabilities, and business of any Person or group of Persons.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” means Wells Fargo Bank, National Association, as administrative agent hereunder, and its successors in such capacity.

“Aggregate Revolving Loan Commitment” means the aggregate of all Lenders’ Revolving Loan Commitments, as such may be reduced or increased from time to time in accordance with this Agreement. As of the Closing Date, the Aggregate Revolving Loan Commitment is equal to $850,000,000.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or anti-corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor. As used herein, “CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of a Lender.

“Asset Disposition” means any disposition of assets by Borrower or any other Restricted Person that is permitted by Section 7.5(e) or occurs as a result of any loss, damage, destruction or casualty of any or all of the assets of Borrower or any other Restricted Person.

“Assignment and Acceptance” means the agreement contemplated by Section 10.5.

“Attributable Indebtedness” means, when used with respect to any Sale Leaseback Transaction, as at the time of determination, the capitalized amount of the remaining lease payments under the relevant lease or other applicable agreement that would appear on a balance sheet of Borrower prepared as of such date in accordance with GAAP (as in effect on the Closing Date) if such lease or other agreement were accounted for as a Capital Lease.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.7(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus one-half of one percent (.5%), (b) the Prime Rate for such day, and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus one percent (1%). Each change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). As used in this definition, “Prime Rate” means the per annum rate of interest established from time to time by Wells Fargo Bank, National Association, as its Prime Rate, which rate may not be the lowest rate of interest charged by Wells Fargo Bank, National Association to its customers.

“Base Rate Loan” means a Loan that bears interest based upon the Base Rate as provided in Section 2.5(a)(i).

“Base Rate Margin” means on any date, with respect to each Base Rate Loan, the rate per annum set forth as such on the Pricing Schedule.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.7(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the FRBNY, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.7(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.7(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Bonded Receivables” means any Receivable resulting from goods or services provided to an Account Debtor under a job which is covered by a surety bond provided by Borrower or its agent, that is secured by assets of any Restricted Person.

“Borrower” means Comfort Systems USA, Inc., a Delaware corporation.

“Borrowing” means a borrowing of (i) new Loans of the same Class and Type (and, in the case of SOFR Loans, with the same Interest Period) pursuant to Section 2.2, (ii) a Continuation or Conversion of existing Loans of the same Class into a single Type (and, in the case of SOFR Loans, with the same Interest Period) pursuant to Section 2.3, or (iii) a Swingline Loan pursuant to Section 2.16.

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Houston, Harris County, Texas.

“Capital Asset” means any asset which would be classified as a fixed or capital asset on a Consolidated balance sheet of any Person prepared in accordance with GAAP.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any Capital Asset, excluding (a) the cost of assets acquired with Capital Lease Obligations, other purchase money financing, or the proceeds of Loans under this Agreement, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, and (c) leasehold improvement expenditures for which such Person is reimbursed promptly by the lessor.

“Capital Lease” means a lease with respect to which the lessee would be required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP as in effect on the Closing Date.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP as in effect on the Closing Date, appear as a liability on a balance sheet of such Person.

“Captive Insurance Company” means any of Post Oak Insurance Co. Ltd., a sponsored captive insurance company, or any other single parent, protected cell, group captive, risk retention group or similar dedicated insurance vehicle utilized by Borrower or its Subsidiaries in its insurance operations.

“Captive Insurance Entity” means any Captive Insurance Company, any Subsidiary of a Captive Insurance Company and any direct parent of a Captive Insurance Company, the primary purpose of which is to own the Equity in such Captive Insurance Company.

“Cash Equivalents” means Investments in:

(a)            marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b)            demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;

(c)            repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d)           open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and

(e)            money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by Borrower’s management or their designees to be voted in favor of Persons nominated by Borrower’s Board of Directors) of 35% or more of the outstanding voting securities of Borrower, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Borrower) or (b) a majority of the directors of Borrower shall consist of Persons not approved by a majority of Borrower’s Board of Directors (not including as Board approved directors any directors which the Board is obligated to approve pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 and Section 4.2 shall have been satisfied or waived.

“Collateral” means all property of any Restricted Person of any kind which, under the terms of any Security Document, is subject to or is purported to be subject to a Lien in favor of Secured Parties (or in favor of Agent for the benefit of Secured Parties).

“Commitment Fee” shall have the meaning set forth in Section 2.5(c).

“Commitment Fee Rate” means, on any date, the rate per annum designated as such and set forth on the Pricing Schedule.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder or the obligations of LC Issuer to issue Letters of Credit have been terminated or the Notes become due and payable in full).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.9 and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated Capital Expenditures” means, for any Person for any period, the Capital Expenditures of such Person calculated on a Consolidated basis for such period. With respect to Non-Wholly Owned Subsidiaries, only that amount attributable to Borrower’s direct and indirect proportionate share shall be included for purposes of this calculation.

“Consolidated EBITDA” means, for any Person for any period, the sum of (a) such Person’s Consolidated Net Income during such period, plus (b) all interest expense which was deducted in determining such Person’s Consolidated Net Income; plus (c) all income Taxes which were deducted in determining such Person’s Consolidated Net Income; plus (d) all depreciation and amortization which were deducted in determining such Person’s Consolidated Net Income; plus (e) any expense relating to stock options or other equity compensation provided to employees of Borrower or any of its Subsidiaries during such period that was deducted in determining such Person’s Consolidated Net Income; plus (f) other non-cash charges, including non-cash amortization of debt incurrence costs and net mark-to-market losses; provided that if such Person or any of its Subsidiaries has acquired or sold (or otherwise disposed of) a Subsidiary or assets during such period, Consolidated EBITDA of such Person shall be adjusted by the amount of the Consolidated EBITDA attributable to such Subsidiary or assets as if such acquisition or sale (or other disposition) had occurred on the first day of such period. With respect to Non-Wholly Owned Subsidiaries, only that amount attributable to Borrower’s direct and indirect proportionate share shall be included for purposes of this calculation.

“Consolidated Interest Expense” means, for any Person, for any period without duplication, all interest paid or accrued during such period on Indebtedness (including Capital Lease Obligations) excluding amortization of debt incurrence expenses, original issue discount, and mark-to-market interest expense.

“Consolidated Net Income” means, for any Person, for any period, such Person’s Consolidated net income for such period after eliminating earnings or losses attributable to outstanding minority interests and excluding the net income of any Person other than a Subsidiary in which such Person has an ownership interest plus any Goodwill Impairment Charges. With respect to Non-Wholly Owned Subsidiaries, only that amount attributable to Borrower’s direct and indirect proportionate share shall be included for purposes of this calculation.

“Consolidated Total Assets” means, as of any date, the total assets of Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the Consolidated financial statements most recently delivered pursuant to Section 6.2. With respect to Non-Wholly Owned Subsidiaries, only that amount attributable to Borrower’s direct and indirect proportionate share shall be included for purposes of this calculation.

“Consolidated Total Indebtedness” means, for any Person, as of any date, the sum of all Indebtedness of that Person and its Consolidated Subsidiaries, minus LC Exclusions, minus Attributable Indebtedness of such Person and its Consolidated Subsidiaries in an amount not to exceed $50,000,000 under Sale Leaseback Transactions relating solely to vehicles and real property, minus Indebtedness in respect of Hedging Contracts. With respect to Non-Wholly Owned Subsidiaries, only that amount attributable to Borrower’s direct and indirect proportionate share shall be included for purposes of this calculation.

“Continuation” refers to the continuation pursuant to Section 2.3 hereof of a SOFR Loan as a SOFR Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

“Conversion” refers to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan or any other Obligation except as described in the immediately following clause (b), the rate per annum equal to two percent (2%) above the rate (including the Base Rate Margin) then applicable to Base Rate Loans or such other Obligation and (b) with respect to any SOFR Loan, the rate per annum equal to two percent (2%) above the rate (including the SOFR Margin) then applicable to SOFR Loans; provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means any Lender, as determined by Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder (provided that, if such Lender has failed for at least five Business Days to comply with any such funding obligation, Borrower may declare such Lender to be a Defaulting Lender in a written notice to Agent), (b) notified Borrower, Agent, the LC Issuer, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or any other agreement in which it commits to extend credit or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute (provided that, if such Lender has failed for at least five Business Days to pay any such other amount, unless the subject of a good faith dispute, Borrower may declare such Lender to be a Defaulting Lender in a written notice to Agent), or (e)(i) become or is or has a parent company that has become or is insolvent or generally unable to pay its debts as they become due, or such Lender or its parent company admits in writing its inability to pay its debts as they become due or makes a general assignment for the benefit of its creditors or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any option or warrant to buy such an equity interest), or (b) any payment made by a Restricted Person to purchase, redeem, acquire or retire any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any such option or warrant).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Transferee” means any Person (subject to such consents as may be required under Section 10.5(c)(iv)) other than (a) any Person organized outside the United States if Borrower would be required to pay withholding Taxes on interest or principal owed to such Person, (b) Borrower or any of its Subsidiaries or Affiliates, (c) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (d) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this definition.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Internal Revenue Code.

“ERISA Plan” means any employee pension benefit plan subject to Section 412 of the Internal Revenue Code or Title IV of ERISA with respect to which any Restricted Person has a fixed or contingent liability.

“Erroneous Payment” has the meaning ascribed to it in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning ascribed to it in Section 9.12(d).

“Erroneous Payment Impacted Class” has the meaning ascribed to it in Section 9.12(d).

“Erroneous Payment Return Deficiency” has the meaning ascribed to it in Section 9.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Accounts” means, collectively, each of the following: (a) deposit accounts exclusively used for payroll, payroll Taxes, and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions), (b) pension fund accounts, 401(k) and other benefits accounts, and trust accounts (or the equivalent thereof in non-U.S. jurisdictions), (c) withholding Tax and other similar Tax accounts (including sales Tax accounts), (d) fiduciary accounts, escrow accounts, trust accounts, and other accounts, in each case, which solely hold funds on behalf of any unaffiliated third party (or the equivalent thereof in any non-U.S. jurisdiction), (g) any account that holds solely LC Collateral, (f) other deposit accounts, securities accounts, and commodity accounts with balances in the aggregate for all accounts referred to in this subclause (f) not exceeding $5,000,000 at any time, and (g) any other account to the extent the cost of creating a Lien therein is excessive in relation to the practical benefit to the Lenders afforded thereby, as reasonably determined by Agent.

“Excluded Assets” means, collectively, (a) equity interests in any Unrestricted Subsidiary or Non-Wholly Owned Subsidiary, so long as a pledge or transfer of such equity interests would be prohibited or restricted under, or would require consent of a third party that is not an Affiliate pursuant to, the governing documents of such Unrestricted Subsidiary or Non-Wholly Owned Subsidiary or any other agreement binding on the Restricted Persons or their assets; provided that, in the event such pledge or transfer is not prohibited but is so restricted or would require such consent of a third party that is not an Affiliate, Borrower shall have used commercially reasonable efforts to satisfy such restriction or obtain such consent, (b) assets, a security interest in which would be prohibited by contract or applicable Law unless such prohibition is not effective under applicable Law, (c) assets as to which Agent has determined in its sole discretion that the costs of obtaining a lien or security interest therein are excessive in relation to the value of the security to be afforded thereby, (d) equity interests in excess of 65% of the voting stock of any Foreign Subsidiary, (e) amounts escrowed or otherwise set aside as a Permitted Lien described in clause (r) of the definition of “Permitted Lien” (solely so long as such cash remains subject to such Permitted Lien), (f) equity interests in any Captive Insurance Entity, for so long as any such Captive Insurance Entity is subject to regulatory restrictions that prohibit or limit (or create an adverse tax effect on Borrower and the Restricted Persons as a result of) the creation of a security interest in such equity interests, (g) Excluded Accounts, (h) any interest in real property (whether fee-owned, leasehold, or otherwise), (i) any limited partner interests in Brick & Mortar Ventures II, L.P, and (j) any ownership interest, beneficiary interest, or trustee interest in N471VY Trust, a non-citizen trust organized in Utah.

“Excluded Subsidiaries” means, collectively, (a) the Immaterial Subsidiaries, (b) the Unrestricted Subsidiaries, (c) the Foreign Subsidiaries, (d) any Captive Insurance Entity, for so long as such Captive Insurance Entity is subject to regulatory restrictions that prohibit or limit (or create an adverse tax effect on Borrower and the Restricted Persons as a result of) the execution of a Guaranty or the grant of a Lien pursuant to the Security Documents and (e) N471VY Trust, a non-citizen trust organized in Utah.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application of official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Credit Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.1(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Internal Revenue Code and any Laws, fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on the FRBNY’s Website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate; provided that if such rate is not so published for any day that is a Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means (a) any Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, (b) any Subsidiary that is held directly or indirectly by such a “controlled foreign corporation” or (c) any Subsidiary all or substantially all of the assets of which are equity interests in or Indebtedness of one or more such “controlled foreign corporations”.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.2(a), except as otherwise specifically provided herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or otherwise reasonably requested hereunder setting forth a reconciliation between such calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Goodwill Impairment Charges” means accounting charges resulting from the write-up or write-down of acquired goodwill and other intangible assets in accordance with FAS 142.

“Governmental Authority” means any nation, state, county, city or other political subdivision and any other governmental department, court, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

“Guarantors” means, collectively, (a) each Subsidiary of Borrower existing on the Closing Date, other than the Excluded Subsidiaries, and (b) any Subsidiary of Borrower that executes and delivers a Guaranty to Agent after the Closing Date, pursuant to Section 6.15.

“Guaranty” means (a) that certain Third Amended and Restated Subsidiary Guaranty dated as of the date hereof, executed by each Guarantor existing on the Closing Date, in favor of Agent for the benefit of the Secured Parties, and (b) any Guaranty or joinder to a Guaranty executed by a Guarantor after the Closing Date, in favor of Agent for the benefit of the Secured Parties, in each case as such Guaranties may be amended, supplemented, or modified and in effect from time to time.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Immaterial Subsidiary” any Subsidiary (a) the total assets of which for the most recently ended fiscal quarter (determined on a Consolidated basis for such Subsidiary and its Consolidated Subsidiaries) are less than 2.5% of Consolidated Total Assets and (b) the Consolidated revenue attributable to such Subsidiary and its Consolidated Subsidiaries for the most recently ended fiscal quarter (determined on a Consolidated basis for such Subsidiary and its Consolidated Subsidiaries) is less than 2.5% of the Consolidated revenue of Borrower and its Consolidated Subsidiaries for the most recently ended fiscal quarter; provided that (i) the total assets of all Immaterial Subsidiaries shall not exceed 10% of Consolidated Total Assets and (ii) the total Consolidated revenue attributable to all Immaterial Subsidiaries (and their Consolidated Subsidiaries) shall not exceed 10% of the Consolidated revenue of Borrower and its Consolidated Subsidiaries.

“Incremental Commitment Agreement” means an agreement in substantially the form attached as Exhibit 2.17 or such other form as Agent approves in its reasonable discretion.

“Incremental Lender” has the meaning assigned to that term in Section 2.17.

“Indebtedness” of any Person means, without duplication, obligations in any of the following categories:

(a)            debt for borrowed money;

(b)            an obligation to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business);

(c)            obligations evidenced by a bond, debenture, note or similar instrument;

(d)            Off-Balance Sheet Liabilities;

(e)            obligations arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract);

(f)             Capital Lease Obligations;

(g)            obligations to pay money arising under conditional sales or other title retention agreements;

(h)            obligations owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i)             obligations to purchase or redeem securities or other property, if such obligations arise out of or in connection with the sale or issuance of the same or similar securities or property (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements), except to the extent such purchase or redemption is to be made with the proceeds of a substantially concurrent issuance of Equity of such Person;

(j)             obligations with respect to letters of credit or applications or reimbursement agreements therefor (but, for the avoidance of doubt, excluding any obligations with respect to (i) letters of credit to the extent they support other obligations constituting Indebtedness of a Restricted Person under this definition, and (ii) letters of credit that support performance obligations); or

(k)            obligations with respect to banker’s acceptances (but, for the avoidance of doubt, excluding any obligations with respect to (i) banker’s acceptances to the extent they support other obligations constituting Indebtedness of a Restricted Person under this definition, and (ii) banker’s acceptances that support performance obligations);

provided, however, that the “Indebtedness” of any Person shall not include (i) obligations incurred by such Person in the ordinary course of its business under purchasing cards or similar arrangements, or (ii) any obligations under Operating Leases.

“Initial Financial Statements” means the audited annual Consolidated financial statements of Borrower dated as of December 31, 2021 and the unaudited quarterly Consolidated financial statements of Borrower dated as of March 31, 2022.

“Intercreditor Agreement” means (i) that certain Intercreditor Agreement dated as of June 24, 2009 among Zurich American Insurance Company, a New York corporation, and Wachovia Bank, N.A., a national banking association, as predecessor to Lender Agent (as therein defined), as amended from time to time, and (ii) any other agreement to which Borrower, Agent, and any surety are parties that establishes the priorities of the parties with respect to Bonded Receivables.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the first Business Day of each Fiscal Quarter; and (b) with respect to each SOFR Loan, the last day of the Interest Period that is applicable thereto; provided that, if such Interest Period is greater than three months in length, then respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates for such SOFR Loan.

“Interest Period” means, with respect to each SOFR Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such SOFR Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, three, or six months thereafter, as Borrower may elect in such notice; provided that (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; (c) notwithstanding the foregoing, any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the next preceding Business Day) and (d) no tenor that has been removed from this definition pursuant to Section 3.7(c)(iv) shall be available for specification in any Borrowing Notice or Continuation/Conversion Notice.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase, acquisition of equity interests, indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower, for itself or for the account of any Subsidiary, to LC Issuer.

“LC Collateral” has the meaning given to such term in Section 2.14(a).

“LC Conditions” means the conditions for issuance of a Letter of Credit set forth in Sections 2.9 and 2.10.

“LC Exclusions” means the sum of (a) LC Obligations for Letters of Credit issued in the ordinary course of Borrower’s business for insurance, state qualification and routine licensing purposes and (b) LC Obligations, up to $2,000,000, for Letters of Credit issued for purposes other than those set forth in subsection (a) above.

“LC Issuer” means Wells Fargo Bank, National Association in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity, and any issuer of an Existing Letter of Credit. Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Wells Fargo Bank, National Association.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“Lead Arranger” means Wells Fargo Securities, LLC.

“Lender Bank Services Obligations” means obligations to a Lender or an Affiliate of a Lender arising out of any of the following bank services provided by such Lender or Affiliate to a Restricted Person: commercial credit cards, commercial checking accounts, stored value cards, and treasury management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, overdraft and interstate depository network services).

“Lender Hedging Obligations” means Indebtedness to a Lender or an Affiliate of a Lender arising out of any Hedging Contract permitted under Section 7.3.

“Lender Party” means Agent, LC Issuer, Swingline Lender and all Lenders.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), and the successors of each such party as Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 3.1 hereto.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Loans and participations in Letters of Credit and Swingline Loans, which office may, to the extent the applicable Lender notifies Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit” means any letter of credit issued by LC Issuer hereunder at the application of Borrower, for itself or for the account of any Subsidiary, and shall include the Existing Letters of Credit, in each case as extended or otherwise modified by the LC Issuer from time to time.

“Liabilities” means, as to any Person, all liabilities that would appear as such on a balance sheet of such Person under GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, Tax lien, mechanic’s or materialmen’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Guaranties, the LC Applications and the Intercreditor Agreements, and all other agreements, certificates, documents, instruments and writings at any time executed and delivered in connection herewith or therewith (exclusive of term sheets, commitment letters, any Hedging Contracts, and any agreements or arrangements pursuant to which Lender Bank Services Obligations are provided).

“Loans” means the (a) Revolving Loans as otherwise described in Section 2.1 and (b) the Swingline Loans as otherwise described in Section 2.16.

“Margin Stock” means margin stock, as such term is defined in Regulation U promulgated by the FRB.

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Borrower’s Consolidated financial condition, (b) Borrower’s Consolidated business, assets, operations or properties, considered as a whole, (c) Borrower’s ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Documents.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means July 5, 2027.

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Net Leverage Ratio” means the ratio, determined as of the end of each of Borrower’s Fiscal Quarters for the then most-recently ended four consecutive Fiscal Quarters, of (a) its Consolidated Total Indebtedness on such day, minus the lesser of (i) its and its Subsidiaries’ unrestricted cash and Cash Equivalents (and cash or Cash Equivalents that would be unrestricted but for a Lien in favor of Agent for the benefit of the Secured Parties) and (ii) $100,000,000, to (b) its Consolidated EBITDA for such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Wholly Owned Subsidiary” means, with respect to any Person, any entity in which such Person directly or indirectly owns equity interests which represent less than 100% of the total equity interests (other than qualifying shares required to be owned by directors) of such entity.

“Note(s)” means the Revolving Notes and the Swingline Note.

“Obligations” means all indebtedness, liabilities and obligations, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations. “Obligation” means any part of the Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (but, for the avoidance of doubt, excluding any Operating Leases other than a Synthetic Lease).

“Operating Lease” means (a) an operating lease under GAAP and (b) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals.

“Other Connection Taxes” means, with respect to any Lender Party, Taxes imposed by reason of any present or former connection between such Lender Party and the jurisdiction imposing such Taxes (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub, L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning ascribed to it in Section 9.12(a).

“Percentage Share” means, with respect to any Lender (a) when used in Section 2.1, 2.2 or 2.5, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender’s name on the Lenders Schedule or in the most recent Assignment and Acceptance, or Incremental Commitment Agreement, if any, executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement (including in connection with the reduction or termination of a Defaulting Lender’s Revolving Loan Commitment pursuant to Section 2.18), and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.11(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.11(c), by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

“Permitted Acquisition” means an Acquisition that is permitted by Section 7.7(b).

“Permitted Investments” means:

(a)            Cash Equivalents;

(b)            existing Investments described in Schedule 1.1(b);

(c)            extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business;

(d)            extensions of credit among Restricted Persons which are subordinated to the Obligations pursuant to the terms of the Guaranty or upon other terms and conditions reasonably satisfactory to Agent;

(e)            Investments by Restricted Persons in other Restricted Persons;

(f)             Investments by Restricted Persons in the Equity of another Person made in connection with a Permitted Acquisition;

(g)            repurchases by Restricted Persons of their Equity that are permitted pursuant to Section 7.6; and

(h)            any Investment made as a result of the receipt of non-cash consideration from a sale, transfer, lease, exchange, alienation, or disposition of assets that is permitted pursuant to Section 7.5.

“Permitted Liens” means:

(a)            statutory Liens for Taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)            landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, worker’s, suppliers or other like Liens, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations (i) which are not delinquent or which are being contested in good faith by appropriate proceedings; and (ii) for which adequate reserves have been maintained in accordance with GAAP;

(c)            zoning restrictions, easements, licenses, and minor defects and irregularities in title to any real property, so long as such defects and irregularities do not materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)            pledges or deposits of cash or securities to secure (i) the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business; (ii) obligations under worker’s compensation, unemployment insurance, social security, or public Laws or similar legislation (excluding Liens arising under ERISA); or (iii) letters of credit that support obligations described in clause (i) or (ii) above;

(e)            Liens under the Security Documents;

(f)             with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document;

(g)            any Lien in favor of a surety that is subject to the provisions of an Intercreditor Agreement;

(h)            deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party;

(i)             any attachment or judgment Lien not constituting an Event of Default under Section 8.1;

(j)             Liens existing on the Closing Date and renewals and extensions thereof, which Liens are set forth on Schedule 1.1(c);

(k)            Liens securing Indebtedness permitted by Section 7.1(c); provided that such Liens attach only to the assets financed by such Indebtedness and any proceeds thereof;

(l)             common law security interests of a surety in the actual proceeds of a project subject to the underlying surety bond provided by such surety;

(m)           inchoate Liens arising under ERISA to secure contingent Liabilities of Borrower or any of its Subsidiaries;

(n)            Liens securing Indebtedness permitted by Section 7.1(h); provided that (i) such Liens existed at the time such Person became a Subsidiary of Borrower or at the time such assets were acquired, as the case may be, and were not created in anticipation thereof, (ii) such Liens do not apply to any property or assets of Borrower or its Subsidiaries, as the case may be, other than (A) the assets of such Person that has become a Subsidiary of Borrower and such Person’s Subsidiaries or (B) such acquired assets and their proceeds, as applicable, and (iii) such Liens secure only those obligations that they secured on the date such Person became a Subsidiary of Borrower or at the time such assets were acquired, as the case may be;

(o)            Liens securing obligations of the Restricted Persons in connection with Sale Leaseback Transactions solely related to vehicles and real property in an aggregate amount not to exceed $75,000,000;

(p)            Liens securing Indebtedness permitted by Section 7.1(k);

(q)            Liens in respect of Operating Leases; and

(r)             Liens on amounts escrowed or otherwise set aside in connection with a proposed Permitted Acquisition, Permitted Investment or other disposition permitted hereunder.

“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, Tribunal, or any other legally recognizable entity.

“Pledge Agreement” means (a) that certain Third Amended and Restated Pledge Agreement dated as of the date hereof, executed by each Restricted Person existing on the Closing Date, in favor of Agent for the benefit of the Secured Parties, and (b) any Pledge Agreement or joinder to a Pledge Agreement executed by a Restricted Person after the Closing Date, in favor of Agent for the benefit of the Secured Parties, in each case as such Pledge Agreements may be amended, supplemented, or modified and in effect from time to time.

“Prescribed Forms” means (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN, or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 1.1-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.1-2 or Exhibit 1.1-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.1-4 on behalf of each such direct and indirect partner; and/or (v) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Receivables” means all present and future rights of Borrower or any Subsidiary of Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising and whether or not earned by performance.

“Regulation D” means Regulation D of the FRB as from time to time in effect.

“Relevant Governmental Body” means the FRB or the FRBNY, or a committee officially endorsed or convened by the FRB or the FRBNY or any successor thereto.

“Required Lenders” means Lenders having aggregate Revolving Loan Commitments representing more than fifty percent (50%) of the aggregate Revolving Loan Commitments then outstanding or, if the Revolving Loan Commitments have been terminated, Lenders holding Loans representing more than fifty percent (50%) of the aggregate principal amount of the Loans then outstanding.

“Restricted Person” means any of Borrower and each Guarantor.

“Revolving Facility Usage” means, at the time in question, without duplication, the aggregate principal amount of outstanding Revolving Loans, Swingline Loans, and LC Obligations at such time.

“Revolving Lenders” means those Lenders having a Revolving Loan Commitment.

“Revolving Loan” means a loan made to Borrower pursuant to Section 2.1.

“Revolving Loan Commitment” means as to any Lender, the commitment of such Lender to make its Percentage Share of Revolving Loans or incur its Percentage Share of Swingline Loans or LC Obligations as set forth on the Lenders Schedule or in the most recent Assignment and Acceptance or Incremental Commitment Agreement, if any, executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Revolving Notes” has the meaning ascribed to it in Section 2.1.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sale Leaseback Transaction” means any transaction or series of related transactions under which Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of that transaction, thereafter rents or leases that property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned in the aggregate, directly or indirectly, 50% or more by any such Person or Persons described in clauses (a) and (b) or (d) any Person controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Secured Obligations” means all Obligations, Lender Hedging Obligations, and Lender Bank Services Obligations; provided, however, that the “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Secured Party” means each Lender Party and each Affiliate of a Lender that holds Lender Hedging Obligations or Lender Bank Services Obligations.

“Security Agreement” means (a) that certain Third Amended and Restated Security Agreement dated as of the date hereof, executed by each Restricted Person existing on the Closing Date, in favor of Agent for the benefit of the Secured Parties, and (b) any Security Agreement or joinder to a Security Agreement executed by a Restricted Person after the Closing Date, in favor of Agent for the benefit of the Secured Parties, in each case as such Security Agreements may be amended, supplemented, or modified and in effect from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Agent in connection with this Agreement or any transaction contemplated hereby to secure the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the FRBNY (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 2.5(a)(ii) and, for the avoidance of doubt, shall not include Base Rate Loans.

“SOFR Margin” means, on any date, with respect to each SOFR Loan, the rate per annum set forth on the Pricing Schedule.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means unsecured Indebtedness that is subordinated to the Obligations in a manner and form reasonably satisfactory to Agent, as to the right and time of payment and as to any and all other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Borrower.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any Lender Hedging Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.16.

“Swingline Note” has the meaning specified in Section 2.16(d).

“Synthetic Lease Obligations” means an arrangement treated as an operating lease for financial accounting purposes in accordance with GAAP and a financing lease for Tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning specified in Section 10.9(a).

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) an event described in Section 4041A of ERISA, or (ii) the withdrawal of any ERISA Affiliate from an ERISA Plan if such withdrawal is described in Section 4201(a) of ERISA, or (iii) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (iv) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation (determined under final regulations promulgated by the Pension Benefit Guaranty Corporation regarding such waivers as in effect on the date of this Credit Agreement) under Section 4043(a) or 4043(b)(4) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or SOFR Loans.

“UK Financial Institution” means any means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in United States government securities; provided that for purposes of the notice requirements in Sections 2.2(b), 2.3 and 2.7(a), in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means a direct or indirect Non-Wholly Owned Subsidiary of Borrower that has been designated as an Unrestricted Subsidiary in a written notice by Borrower to Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2      Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.

Section 1.3      Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.4      References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.5      Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to SOFR Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

Section 1.6      Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Section 1.7      Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.7(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.8      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity at such time.

ARTICLE II
THE LOANS AND LETTERS OF CREDIT

Section 2.1      Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to Borrower upon the request of Borrower from time to time during the Commitment Period; provided that (a) Revolving Loans of the same Type made on the same day shall be made by Revolving Lenders in accordance with their respective Percentage Shares and as part of the same Borrowing; and (b) after giving effect to such Revolving Loans, the Revolving Facility Usage shall not exceed the Aggregate Revolving Loan Commitment then in effect. The amount of all Revolving Loans in any Borrowing must be greater than or equal to $100,000, or must equal the remaining availability under the Aggregate Revolving Loan Commitment. The obligation of Borrower to repay to each Revolving Lender the aggregate amount of all Revolving Loans made by such Revolving Lender, together with interest accruing in connection therewith, may, at the request of such Revolving Lender, be evidenced by a promissory note made by Borrower payable to the order of such Revolving Lender in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, substantially in the form of Exhibit 2.1 (each a “Revolving Note” and, collectively, the “Revolving Notes”). The amount of principal owing on any Revolving Note at any given time shall be the aggregate amount of all Revolving Loans theretofore made by such Revolving Lender minus all payments of principal theretofore received by such Revolving Lender on such Revolving Note. Interest on each Revolving Loan shall accrue and be due and payable as provided herein. Each Revolving Loan shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow Revolving Loans hereunder.

Section 2.2      Requests for Loans. Borrower must give to Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by the applicable Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a)            specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new SOFR Loans, the date on which such SOFR Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(b)            be received by Agent not later than 11:00 a.m., Houston, Texas time, on (i) the day on which any such Base Rate Loans are to be made, or (ii) the third U.S. Government Securities Business Day preceding the day on which any such SOFR Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit 2.2(b), duly completed. If Borrower fails to specify the Type of Loans in any such Borrowing Note, then the applicable Borrowing shall be made as Base Rate Loans. If Borrower specifies a Borrowing of SOFR Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Agent shall give each applicable Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each applicable Lender will on the date requested promptly remit to Agent at Agent’s office in Houston, Texas the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Agent shall promptly make such Loans available to Borrower. Unless Agent shall have received prompt notice from a Lender that such Lender will not make available to Agent such Lender’s new Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with this Section and Agent may if it chooses, in reliance upon such assumption, make such Loan available to Borrower. If and to the extent such Lender shall not so make its new Loan available to Agent, such Lender and Borrower severally agree to pay or repay to Agent within three Business Days after demand the amount of such Loan together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is paid or repaid to Agent, with interest at (i) the Federal Funds Rate, if such Lender is making such payment and (ii) the interest rate applicable at the time to the other new Loans made on such date, if Borrower is making such repayment. If neither such Lender nor Borrower pays or repays to Agent such amount within such three Business Day period, Agent shall in addition to such amount be entitled to recover from such Lender and from Borrower, on demand, interest thereon at the Default Rate, calculated from the date such amount was made available to Borrower. The failure of any Lender to make any new Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its new Loan, but no Lender shall be responsible for the failure of any other Lender to make any new Loan to be made by such other Lender.

Section 2.3      Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to SOFR Loans, to convert SOFR Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue SOFR Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans of the same Class made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings; provided that Borrower may have no more than five Borrowings of SOFR Loans outstanding at any time. To make any such election, Borrower must give to Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a)            specify the existing Loans which are to be Continued or Converted;

(b)            specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of SOFR Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such SOFR Loans), and the length of the applicable Interest Period; and

(c)            be received by Agent not later than 11:00 a.m., Houston, Texas time, on (i) the day on which any such conversion to Base Rate Loans is to occur, or (ii) the third U.S. Government Securities Business Day preceding the day on which any such Continuation or Conversion to SOFR Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit 2.3(c), duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Agent shall give each applicable Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into SOFR Loans or continue existing Loans as SOFR Loans. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing SOFR Loans at least three U.S. Government Securities Business Days prior to the end of the Interest Period applicable thereto, such SOFR Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. If Borrower requests a conversion to, or continuation of, SOFR Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this Section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4      Use of Proceeds. Borrower shall use the Loans to provide working capital for its operations and for other general corporate purposes. Borrower shall use all Letters of Credit for its general corporate purposes. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any Margin Stock (except in connection with an acquisition or Investment permitted under Section 7.7 which does not violate Regulation U of the FRB) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such Margin Stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such Margin Stock. No Loan or Letter of Credit will be requested and no proceeds of any Loan or Letter of Credit will be used (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business (A) of or with any Person, that, at the time of such funding, is the subject of Sanctions or (B) in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 2.5      Interest Rates and Fees; Payment Dates.

(a)            Interest. Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day it is outstanding at the Base Rate plus the Base Rate Margin, in each case, in effect on such day, (ii) each SOFR Loan shall bear interest on each day during the related Interest Period at Adjusted Term SOFR for such Interest Period plus the SOFR Margin in effect on such day, and (iii) if an Event of Default has occurred and is continuing, the Loans shall bear interest as set forth in Section 2.5(b) below.

(b)            Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), (j)(i), (j)(ii) or (j)(iii), all outstanding Loans shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a), (b), (j)(i), (j)(ii) or (j)(iii)), Required Lenders may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Required Lenders shall have rescinded such notice.

(c)            Commitment Fees. In consideration of each Revolving Loan Commitment of each Revolving Lender to make Revolving Loans, Borrower will pay to Agent for the account of each Revolving Lender a fee (the “Commitment Fee”) determined on a daily basis by multiplying the applicable Commitment Fee Rate by the Percentage Share of such Revolving Lender of the unused portion of the aggregate Revolving Loan Commitments on each day during the Commitment Period, determined for each such day by deducting from the amount of the aggregate Revolving Loan Commitments at the end of such day the Revolving Facility Usage at the end of such day (calculated as if no Swingline Loans were outstanding). This Commitment Fee shall be due and payable in arrears on the first day of each Fiscal Quarter and at the end of the Commitment Period.

(d)            Additional Fees. In addition to all other amounts due to Agent under the Loan Documents, Borrower will pay fees to the Lead Arranger as described in a letter dated April 19, 2022, among Lead Arranger, Wells Fargo Bank, National Association and Borrower.

(e)            Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to the Lenders all unpaid interest which has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a SOFR Loan, Borrower shall pay to Lenders all unpaid interest which has accrued on such SOFR Loan to but not including such Interest Payment Date.

Section 2.6      Repayment of Loans. Borrower hereby unconditionally promises to pay to Agent for the ratable account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

Section 2.7      Prepayment of Loans.

(a)            Optional Prepayments. Borrower may, without penalty, (i) upon same-day notice to Agent to be received no later than 11:00 a.m., Houston, Texas time, with respect to any Base Rate Loan and (ii) upon three U.S. Government Securities Business Days’ notice to each Lender with respect to any SOFR Loan, from time to time and without premium or penalty prepay the Loans, in whole or in part, provided (A) that the aggregate amounts of all partial prepayments of principal on the Notes equals $100,000 or any higher integral multiple of $100,000; and (B) that if Borrower prepays any SOFR Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.5.

(b)            Mandatory Prepayments. If at any time the Revolving Facility Usage exceeds the Aggregate Revolving Loan Commitment (whether due to a reduction in the Revolving Loan Commitments in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Revolving Loans (and after the Revolving Loans are repaid in full, provide LC Collateral in accordance with Section 2.14(a)) in an amount at least equal to such excess.

(c)            Prepayments Generally. Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8            Termination of Commitments; Reduction of Revolving Loan Commitments.

(a)            Unless previously terminated, the Revolving Loan Commitments will terminate on the Maturity Date.

(b)            Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Revolving Loan Commitments, but (i) each reduction of the Revolving Loan Commitments must be in an amount that is an integral multiple of $100,000 (unless such reduction would reduce the unused Revolving Loan Commitments to zero) and (ii) Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.7, the sum of the aggregate Revolving Facility Usage would exceed the Aggregate Revolving Loan Commitment then in effect.

(c)            Borrower shall notify Agent of any election to terminate or reduce the Revolving Loan Commitments under Section 2.8(b) at least three Business Days prior to the effective date of that termination or reduction, specifying that election and the effective date thereof. Promptly following receipt of any notice, Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section will be irrevocable, except that a notice of termination of the Revolving Loan Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Except as provided in the immediately preceding sentence, any termination or reduction of the Revolving Loan Commitments will be permanent and such Revolving Loan Commitments will not be reinstated except pursuant to, and in accordance with, Section 2.17. Except as provided in Section 2.18, each reduction of the Revolving Loan Commitments must be made ratably among the Revolving Lenders in accordance with their respective Revolving Loan Commitments.

Section 2.9            Letters of Credit; Letters of Credit Issued for Subsidiaries.

(a)            Subject to the terms and conditions hereof, Borrower may during the Commitment Period request LC Issuer to, and LC Issuer shall, issue one or more Letters of Credit for the account of Borrower or any Subsidiary; provided that, after taking such Letter of Credit into account:

(i)            the Revolving Facility Usage does not exceed the Aggregate Revolving Loan Commitment (whether due to a reduction in the Revolving Loan Commitments in accordance with this Agreement, or otherwise) at such time;

(ii)            the aggregate LC Obligations at such time do not exceed $175,000,000; and

(iii)            the expiration date of such Letter of Credit is prior to the Maturity Date, unless Borrower shall have agreed to deliver to Agent, for the benefit of the LC Issuer, cash collateral in an amount equal to 103% of the LC Obligations in respect of such Letter of Credit not later than five Business Days prior to the Maturity Date; provided that, if a Letter of Credit has an expiration date later than the Maturity Date and Borrower fails to so cash collateralize such Letter of Credit on or prior to the fifth Business Day prior to the Maturity Date, Borrower shall be deemed to have timely given a Borrowing Notice to Agent requesting that the Lenders make a Borrowing of Base Rate Loans on the fourth Business Day prior to the Maturity Date in an amount equal to 103% of the LC Obligations of such Letter of Credit, and the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be held by Agent, for the benefit of the LC Issuer, as security for payment of Borrower’s obligations to reimburse the LC Issuer for amounts drawn on such Letter of Credit.

All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.

(b)            Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable LC Issuer (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, LC Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of Borrower and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.10            Requesting Letters of Credit. Borrower must make written application for any Letter of Credit at least two (2) Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such Letter of Credit for the account of Borrower or any Subsidiary. By making any such written application, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.11 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in such form as may mutually be agreed upon by LC Issuer and Borrower, the terms and provisions of which are hereby incorporated herein by reference. Two (2) Business Days after the LC Conditions for a Letter of Credit have been met (or if LC Issuer otherwise desires to issue such Letter of Credit), LC Issuer will issue such Letter of Credit at LC Issuer’s office in Houston, Texas. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify LC Issuer.

Section 2.11            Reimbursement and Participations.

(a)            Reimbursement by Borrower. Each Matured LC Obligation shall constitute a Revolving Loan by LC Issuer to Borrower if not paid by Borrower in accordance with the following sentence. Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on the Business Day immediately following the day on which a demand is made, the full amount of each Matured LC Obligation, together with interest thereon at the rate applicable to Base Rate Loans. The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this Section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b)            Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Revolving Lenders to make Revolving Loans to Borrower in the amount of such draft or demand, which such Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof; provided that for the purposes of the first sentence of Section 2.1, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c)            Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Revolving Lender, and to induce LC Issuer to issue Letters of Credit hereunder each Revolving Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Revolving Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower). Each Revolving Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Revolving Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Revolving Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate.

(d)            Distributions to Participants. Whenever LC Issuer has in accordance with this Section received from any Revolving Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

(e)            Calculations. A written advice setting forth in reasonable detail the amounts owing under this Section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.12            Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letters of Credit, Borrower agrees to pay (a) to Agent, for the account of all Revolving Lenders in accordance with their respective Percentage Shares, (i) with respect to each Letter of Credit supporting non-financial contractual obligations, a per annum letter of credit fee on the undrawn face amount of such Letter of Credit at a rate equal to 50% of the rate specified as the LC Rate on the Pricing Schedule and (ii) with respect to each other Letter of Credit, a per annum letter of credit fee on the undrawn face amount of such Letter of Credit at a rate equal to the rate specified as the LC Rate on the Pricing Schedule and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to 0.125% per annum. The letter of credit fee and the letter of credit fronting fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the first day of each Fiscal Quarter and at the end of the Commitment Period.

Section 2.13            No Duty to Inquire.

(a)            Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or Agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or Agent is hereby authorized and approved. Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this Section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party; provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment by a court of competent jurisdiction.

(b)            Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c)            Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party; provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment by a court of competent jurisdiction.

Section 2.14            LC Collateral.

(a)            Acceleration of LC Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless Required Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Required Lenders at any time), all LC Obligations shall be deemed to become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding, which amount shall be held by LC Issuer as security for LC Obligations (the “LC Collateral”) and the other Obligations, and such LC Collateral may be applied from time to time to any Matured LC Obligations or any other Obligations which are due and payable.

(b)            Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by Agent in such Investments as Agent may choose in its sole discretion. All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower’s reimbursement obligations in connection therewith have been satisfied in full or when the condition pursuant to which the LC Collateral was required no longer exists, Agent shall release any remaining LC Collateral. Borrower hereby assigns and grants to Agent a continuing security interest in all LC Collateral paid by it to Agent, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents, and Borrower agrees that such LC Collateral, Investments and proceeds shall be subject to all of the terms and conditions of the Security Documents. Borrower further agrees that Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Texas with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

(c)            Payment of LC Collateral. When Borrower is required to provide LC Collateral for any reason and fails to do so on the day when required, Agent or LC Issuer may without notice to Borrower or any other Restricted Person provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with Agent or LC Issuer, or otherwise) using any available funds of Borrower or any other Person also liable to make such payments. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights under each Security Document to obtain such amounts.

Section 2.15            Existing Letters of Credit. On the effective date of this Agreement, without further action by any party hereto, the LC Issuer shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have acquired from the LC Issuer, a participation in each of the Existing Letters of Credit equal to such Lender’s Percentage Share of (a) the aggregate amount available to be drawn under such Existing Letters of Credit and (b) the aggregate amount of any outstanding reimbursement obligations in respect thereof. With respect to each of the Existing Letters of Credit, (i) if the LC Issuer has heretofore sold a participation therein to a Revolving Lender, the LC Issuer and such Lender agree that such participation shall be automatically canceled on the effective date of this Agreement and (ii) if the LC Issuer has heretofore sold a participation therein to any bank or financial institution that is not a Lender, then the LC Issuer shall procure the termination of such participation on or prior to the effective date of this Agreement. On and after the Closing Date, each of the Existing Letters of Credit shall be a Letter of Credit issued hereunder.

Section 2.16            Swingline Loans.

(a)            Subject to the terms and conditions hereof, upon the request of Borrower from time to time during the Commitment Period, the Swingline Lender may, but will not be obligated to, make swingline loans (the “Swingline Loans”) to Borrower, notwithstanding the fact that such Swingline Loans, when aggregated with the Percentage Share of the Revolving Loans and LC Obligations of the Lender acting as Swingline Lender, may exceed such Lender’s Revolving Loan Commitment; provided, however that the (i) aggregate principal amount of outstanding Swingline Loans at any time outstanding shall not exceed $75,000,000, and (ii) Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Notwithstanding the foregoing, the aggregate principal balance of the Revolving Loans and Swingline Loans outstanding at any time together with all LC Obligations shall not exceed the Aggregate Revolving Loan Commitment. Each Swingline Loan (i) shall be a Base Rate Loan, (ii) shall be made in the minimum amount of $100,000.00 and integral multiples thereof or in the amount of any unused portion of the Aggregate Revolving Loan Commitment, and (iii) may be repaid and, so long as no Default or Event of Default exists hereunder, reborrowed, at the option of Borrower in accordance with the provisions hereof. There shall be no further Borrowings under Swingline Loans after the Maturity Date.

(b)            The Swingline Lender may by written notice given to Agent not later than 9:00 a.m. Houston, Texas time on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Percentage Share of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Swingline Lender, such Lender’s Percentage Share of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default, Event of Default or reduction or termination of the Revolving Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Agent; any such amounts received by Agent shall be promptly remitted by Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to Agent, as applicable, if and to the extent such payment is required to be refunded to Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

(c)            Whenever Borrower requests a Swingline Loan, it must deliver to Agent a Borrowing Notice as described in Section 2.2.

(d)            Borrower’s obligation to repay the Swingline Loans made by the Swingline Lender shall be evidenced by a revolving credit promissory note duly executed and delivered by Borrower to the Swingline Lender substantially in the form of Exhibit 2.16 hereto (the “Swingline Note”), and the Swingline Note shall (i) be payable to the order of the Swingline Lender and be dated as of the Closing Date, (ii) be in a stated principal amount equal to $75,000,000, (iii) prior to the Maturity Date, be payable as provided herein and mature on the Maturity Date, (iv) bear interest as provided in this Section 2.16 and (v) be entitled to the benefits of this Agreement and the other Loan Documents.

(e)            Borrower hereby promises to pay all outstanding principal (and any accrued, unpaid interest) of any Swingline Loan on the earliest of (i) the Maturity Date, (ii) the first date after such Swingline Loan is made that is the last day of a calendar month and is at least two Business Days after such Swingline Loan is made, and (iii) the first date that a Revolving Loan is made after the date of such Swingline Loan.

(f)             The unpaid principal amount of each Swingline Loan shall bear interest at an annual rate equal to the Base Rate plus the Base Rate Margin, in each case, in effect from time to time.

(g)            The obligation of the Swingline Lender to make Swingline Loans to Borrower is subject to the same conditions precedent for the making of Loans under Section 4.2.

Section 2.17            Increase of Revolving Loan Commitments.

(a)            Subject to Section 2.17(b), Borrower may increase the Aggregate Revolving Loan Commitment then in effect by entering into an Incremental Commitment Agreement with one or more banks or financial institutions (each an “Incremental Lender”), pursuant to which each such Incremental Lender’s Revolving Loan Commitment shall be increased or, if such Incremental Lender was not a Revolving Lender prior to entering such Incremental Commitment Agreement, pursuant to which such Incremental Lender makes and is allocated a Revolving Loan Commitment.

(b)            Any increase in the Aggregate Revolving Loan Commitment pursuant to this Section 2.17 will be subject to the satisfaction of the following conditions:

(i)            no Event of Default has occurred and is continuing;

(ii)           Borrower and each Incremental Lender shall have executed and delivered an Incremental Commitment Agreement and each Incremental Lender, if not already a Lender, shall have delivered to Agent a completed administrative questionnaire;

(iii)          Agent shall have delivered its prior written consent, which consent shall not be unreasonably withheld, to each such Incremental Lender, unless such Incremental Lender is already a Revolving Lender or an Affiliate of a Revolving Lender;

(iv)          each such increase shall be at least $5,000,000;

(v)           the cumulative increase in Revolving Loan Commitments pursuant to this Section 2.17 shall not exceed the greater of (A) $250,000,000 and (B) 1.0x Consolidated EBITDA (as set forth in the compliance certificate most recently delivered by Borrower pursuant to Section 6.2(c) prior to the date of the relevant increase in the Aggregate Revolving Loan Commitments), without the approval of the Required Lenders;

(vi)          no event shall have occurred since the date of the audited financial statements most recently delivered pursuant to Section 6.2(a), with respect to Borrower and its Subsidiaries, taken as a whole, that has resulted, or could reasonably be expected to result, in a Material Adverse Change;

(vii)         on the effective date of such increase, no SOFR Loan shall be outstanding or if any SOFR Loans are outstanding, then the effective date of such increase will be the last day of the Interest Period in respect of such SOFR Loans unless Borrower pays compensation pursuant to Section 3.5; and

(viii)       Agent shall have received such corporate resolutions of Borrower and legal opinions of counsel to Borrower as Agent may reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to Agent.

(c)            Upon the effectiveness of each Incremental Commitment Agreement executed by an Incremental Lender, (i) such Incremental Lender will become a Revolving Lender for all purposes and to the same extent as if originally a party hereto and will be bound by and entitled to the benefits of this Agreement, (ii) the Revolving Loan Commitments and Aggregate Revolving Loan Commitment will be deemed to include the new or increased Revolving Loan Commitment of such Incremental Lender, and (iii) such Incremental Lender shall purchase a pro rata portion of the outstanding Revolving Loans (and participation interests in Letters of Credit) from each of the other Revolving Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) so that each Revolving Lender (including each Incremental Lender) holds its Percentage Share of the Revolving Facility Usage.

(d)            Upon its receipt of a duly completed Incremental Commitment Agreement, executed by Borrower and each Incremental Lender party thereto, and the administrative questionnaire referred to in Section 2.17(b)(ii), and subject to the satisfaction of the other conditions of this Section 2.17, Agent shall accept such Incremental Commitment Agreement and record the information contained therein in the Register. No increase in the aggregate Revolving Loan Commitments will be effective for purposes of this Agreement unless the relevant Incremental Commitment Agreement shall have been delivered to Agent.

Section 2.18            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions will apply for so long as that Lender is a Defaulting Lender:

(a)            Such Defaulting Lender shall not be entitled to fees that would otherwise have accrued during such period under Section 2.5(c), and such fees shall cease to accrue during such period with respect to such Defaulting Lender’s unused Revolving Loan Commitment;

(b)            the Revolving Loan Commitment and Percentage Share of Revolving Facility Usage of the Defaulting Lender will not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period; provided, that any such amendment, waiver, determination, consent, or notification that would increase or extend the term of the Revolving Loan Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any Obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of the Defaulting Lender. If a Defaulting Lender’s consent to an amendment, waiver, determination, consent, or notification is required pursuant to this Section 2.18 or any other provision in the Loan Documents, and such Defaulting Lender has failed to respond to a written request from Agent to approve such waiver, amendment, determination, consent, or notification for 10 Business Days after such Defaulting Lender’s receipt of such request, such Defaulting Lender will be deemed to have approved such amendment, waiver, determination, consent, or notification;

(c)            if any Swingline Loan or LC Obligation exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Swingline Loan or LC Obligation will be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Percentage Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Percentage Shares of the Revolving Facility Usage plus the portion of such Defaulting Lender’s Percentage Share of such Swingline Loan or LC Obligation to be reallocated does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments and (y) the conditions set forth in Section 4.2 are satisfied at that time; provided that, subject to Section 10.12, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation; and

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent (x) first, prepay such Swingline Loans and (y) second, cash collateralize such Defaulting Lender’s Percentage Share of the LC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.14 for so long as such LC Obligation is outstanding;

(iii)            if Borrower cash collateralizes any portion of such Defaulting Lender’s Percentage Share of the LC Obligations pursuant to this Section 2.18(c), Borrower shall not be required to pay any fees to such Defaulting Lender or any other Person pursuant to Section 2.12 with respect to such cash collateralized portion of such Defaulting Lender’s Percentage Share of the LC Obligations during the period those LC Obligations are cash collateralized;

(iv)            if LC Obligations are allocated to non-Defaulting Lenders pursuant to Section 2.18(c)(i), then the fees payable to the Revolving Lenders pursuant to Section 2.12 will be adjusted to reflect the non-Defaulting Lenders’ post-allocation Percentage Shares; or

(v)            if any portion of any Defaulting Lender’s Percentage Share of the LC Obligations is neither cash collateralized pursuant to Section 2.18(c)(ii) nor reallocated pursuant to Section 2.18(c)(i), then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, any letter of credit fees payable under Section 2.12(a) with respect to such non-cash collateralized, unreallocated portion of such Defaulting Lender’s Percentage Share of the LC Obligations will be payable to the LC Issuer until such portion of such Defaulting Lender’s Percentage Share of the LC Obligations is cash collateralized and/or reallocated or such Defaulting Lender ceases to be a Defaulting Lender;

(d)            so long as any Lender is a Defaulting Lender, the Swingline Lender will not be required to fund any Swingline Loan and the LC Issuer will not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.18(c)(ii), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan will be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders will not participate therein);

(e)            any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 9.6 but excluding Section 3.8) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by Agent, (iv) fourth, if so determined by Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; and

(f)            If there is not in existence a Default or Event of Default, Borrower may terminate the unused amount of the Revolving Loan Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to Agent (which will promptly notify the Lenders thereof); provided that such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent, the LC Issuer, the Swingline Lender, or any Lender may have against such Defaulting Lender.

ARTICLE III
PAYMENTS TO LENDERS

Section 3.1            General Procedures. Borrower will make each payment which it owes under the Loan Documents to Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Agent not later than 11:00 a.m., Houston, Texas time, on the date such payment becomes due and payable. Any payment received by Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Agent on the Lenders Schedule.

All payments of principal or interest on any Note shall be applied (a) first to any interest then due and payable, (b) then to principal then due and payable, and (c) last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7. Subject to Section 2.18(e), all distributions of amounts described in any of clauses (a), (b), or (c) of the immediately preceding sentence shall be made by Agent pro rata to each Lender Party then owed Obligations described in such clause in proportion to all amounts owed to all Lender Parties which are described in such clause; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.11(c) or to Agent under Section 9.4, any amounts otherwise distributable under this Section to such Lender shall be deemed to belong to LC Issuer, or Agent, respectively, to the extent of such unpaid payments, and Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2            Capital Reimbursement. If any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on any Lender Party’s capital, or on the capital of any corporation controlling such Lender Party, as a consequence of the Loans made, or Letters of Credit issued, by such Lender Party, to a level below that which such Lender Party or such corporation could have achieved but for such change (taking into consideration such Lender Party’s policies and the policies of any such corporation with respect to capital adequacy), then from time to time upon written request of such Lender Party Borrower will pay to Agent for the benefit of such Lender Party, within five (5) Business Days of demand therefore by such Lender Party, such additional amount or amounts as will compensate such Lender Party or such Lender Party’s controlling corporation, for any such reduction suffered.

Section 3.3            Increased Costs.

(a)            If any Change in Law shall:

(i)            subject any Lender Party to any Taxes (other than (x) Reimbursable Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (z) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended by or participated in by, any Lender Party; or

(iii)            impose on any Lender Party any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender Party of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender Party (whether of principal, interest or any other amount), then such Lender Party shall promptly notify Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender Party for such additional costs or reduced return, whereupon Borrower shall pay such additional amount or amounts as will compensate such Lender Party for such additional costs incurred or reduction suffered to Agent for the account of such Lender Party.

(b)            A certificate of a Lender Party setting forth the amount or amounts necessary to compensate such Lender Party or the corporation controlling such Lender Party, as the case may be, as specified in Section 3.2 or this Section 3.3 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay the applicable Lender Party the amount shown as due on any such certificate within 10 days after receipt thereof.

(c)            Failure or delay on the part of any Lender Party to demand compensation pursuant to Section 3.2 or this Section 3.3 shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that Borrower shall not be under any obligation to compensate any Lender Party under Section 3.3(a) or (b) above with respect to increased costs or reductions suffered more than nine months prior to the date that such Lender Party notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender Party’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.4            [Reserved].

Section 3.5            Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss, cost or expense incurred or sustained by such Lender Party (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable, but excluding any loss of Base Rate Margin or SOFR Margin), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a SOFR Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding SOFR Loans as, or the conversion of outstanding Base Rate Loans to, SOFR Loans, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding SOFR Loans as, or the conversion of outstanding Base Rate Loans to, SOFR Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any SOFR Loan into a Base Rate Loan or into a different SOFR Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.8(b).

Section 3.6            Reimbursable Taxes.

(a)            For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable Law” shall include FATCA.

(b)            Borrower will indemnify each Lender Party against and reimburse each Lender Party for all present and future Taxes imposed, assessed, levied or collected on or in respect of any obligation of any Restricted Person under any Loan Document (whether or not correctly or legally imposed), excluding, however, any of the following Taxes (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (A) imposed as a result of such Lender Party being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of any Lender, any United States withholding Tax imposed on any amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in any Loan or Revolving Loan Commitment (other than pursuant to an assignment request by Borrower under Section 3.8(b)) or (B) such Lender Party changes its Lending Office, except in each case to the extent that, pursuant to this Section, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such recipient’s failure to comply with requirements set forth in Section 3.6(e) and (iv) any withholding Taxes imposed under FATCA (all such Taxes “Excluded Taxes”, and all other Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document being collectively called “Reimbursable Taxes”). Such indemnification shall be on an after-Tax basis and, except as otherwise provided in this Section 3.6(b), such indemnification shall be paid within 10 Business Days after a Lender Party delivers a certificate demonstrating the amount of such payment or liability.

(c)            All payments on account of the principal of, and interest on, each Lender Party’s Loans and Note, and all other amounts payable by Borrower to any Lender Party hereunder, shall be made without deductions or withholdings for any Taxes (except to the extent required by applicable Law). In the event of Borrower or Agent being compelled by applicable Law to make any such deduction or withholding of any Tax from any payment to any Lender Party pursuant to this Agreement, then Borrower or Agent, as the case may be, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if the Tax is a Reimbursable Tax, Borrower shall pay on the due date of such payment such additional amounts as are needed to cause the amount receivable by such Lender Party after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding. If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to Agent an official receipt or other official document evidencing payment of such deduction or withholding.

(d)            If Borrower is ever required to pay any Reimbursable Tax with respect to any SOFR Loan, Borrower may elect, by giving to Agent and such Lender Party not less than three Business Days’ notice, to convert all (but not less than all) of any such SOFR Loan into a Base Rate Loan, but such election shall not diminish Borrower’s obligation to pay all Reimbursable Taxes.

(e)            Any Lender Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, (i) each Lender Party who is a U.S. Person for Federal income Tax purposes shall deliver to Agent (with copies to Borrower), on or about the date on which such Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender Party is exempt from United States federal backup withholding Tax or (ii) each Lender Party who is a Foreign Lender shall deliver to Agent the Prescribed Forms (with copies provided to Borrower), on or about the date on which such Foreign Lender becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent). If a payment made to a Lender Party under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to Borrower and Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, for purposes of determining withholding Taxes imposed under FATCA, Borrower, its Guarantors, and Agent shall treat (and the Lenders hereby authorize Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i). Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(f)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or credit in lieu of cash refund) of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 3.7            Changed Circumstances.

(a)            Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to Agent, then, in each case, Agent shall promptly give notice thereof to Borrower. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make SOFR Loans, and any right of Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

(b)            Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) made by any such Governmental Authority, central bank or comparable agency after the date hereof, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to Agent and Agent shall promptly give notice to Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies Agent and Agent notifies Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

(c)            Benchmark Replacement Setting.

(i)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.7(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will promptly notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.7(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.7(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.7(c).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 3.8            Change of Lending Office; Replacement of Lenders.

(a)            Each Lender Party agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.2, 3.3 or 3.6 with respect to such Lender Party, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender Party) to designate another Lending Office, provided that such designation is made on such terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender Party provided in Sections 3.2, 3.3 or 3.6.

(b)            If any Lender requests compensation under Section 3.2 or 3.3, or if Borrower is required to pay any additional amount to any Lender Party or any governmental authority for the account of any Lender Party pursuant to Section 3.6, or if any Lender Party is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort (such expense to include any transfer fee payable to Agent under Section 10.5(c) and any expense pursuant to Article III), upon notice to such Lender Party and Agent, require such Lender Party to assign and delegate in whole (but not in part), without recourse (in accordance with and subject to the restrictions contained in Section 10.5), all its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which Eligible Transferee may be another Lender Party, if a Lender Party accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld, (ii) such Lender Party shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from Borrower or such Eligible Transferee (including any amounts payable pursuant to Section 3.5), (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or 3.3 or payments required to be made pursuant to Section 3.6, such assignment will result in a reduction in such compensation or payments, (iv), in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and (v) if Borrower elects to exercise such right with respect to any Lender Party, that has made such a request under Sections 3.2, 3.3 or 3.6, it shall be obligated to replace all Lender Parties that have made similar requests. A Lender Party shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender Party or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Any Lender Party being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender Party’s outstanding Loans and participations in LC Obligations.

ARTICLE IV
CONDITIONS PRECEDENT TO LENDING

Section 4.1            Documents to be Delivered. No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit, unless Agent shall have received all of the following, duly executed and delivered and in form, substance and date reasonably satisfactory to Agent, the Lenders and their counsel:

(a)            This Agreement.

(b)            Each Revolving Note and the Swingline Note.

(c)            A Guaranty executed by each Guarantor existing on the date hereof.

(d)         The Security Agreement and the Pledge Agreement, each executed by each Restricted Person existing on the date hereof.

(e)         The following certificates of Borrower and, as appropriate, the Guarantors:

(i)            An “Omnibus Certificate” of the Secretary or Assistant Secretary of Borrower and each Guarantor, which shall (A) contain the names and signatures of the officers of Borrower and each Guarantor authorized to execute Loan Documents, (B) certify that there have been no changes to the charter documents or bylaws of Borrower and each Guarantor delivered to Agent in connection with the Existing Credit Agreement (or, to the extent any such documents have not been delivered or have changed, attach and certify to the truth, correctness and completeness of such documents) and (C) attach and certify to the truth, correctness and completeness of a copy of resolutions duly adopted by the Board of Directors of Borrower and each Guarantor and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein; and

(ii)            A “Closing Certificate” of the chief financial officer of Borrower, as of the Closing Date, certifying that (A) the conditions set out in subsections (a) and (b) of Section 4.2 have been satisfied and (B) the Initial Financial Statements of Borrower delivered to Agent fairly present the Consolidated financial position for the periods covered thereby, as of the date of such Initial Financial Statements.

(f)          A certificate of existence and good standing for Borrower issued by the Secretary of State of Delaware, a certificate of due qualification to do business for Borrower issued by the Secretary of State of Texas, and a certificate of account status for Borrower issued by the Texas Comptroller of Public Accounts.

(g)         A favorable opinion of (i) Bracewell LLP, counsel for Restricted Persons, in form and substance reasonably satisfactory to Agent; and (ii) Laura Howell, in-house counsel for Restricted Persons, in form and substance reasonably satisfactory to Agent.

(h)         The Initial Financial Statements.

(i)          Projections prepared by management of Borrower consisting of projected balance sheets, income statements and cash flow statements of Borrower and its Consolidated Subsidiaries for the Fiscal Years ending December 31, 2022 through December 31, 2026.

(j)          The certificate or certificates of insurance required by Section 6.8.

(k)         At least five Business Days prior to the Closing Date (or such later time as is mutually agreed): (i) all documentation and other information requested by Agent or any Lender or required by regulatory authorities in order for Agent and the Lenders to comply with requirements of any anti money-laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations and (ii) to the extent requested by Agent or any Lender, a Beneficial Ownership Certification in relation to Borrower (or a certification that Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulation).

(l)        Payment of all fees and expenses due to the Lenders, the Lead Arranger, Agent and counsel to the Lead Arranger and Agent, in each case, to the extent invoiced at least three Business Days prior to the Closing Date.

(m)      Such other documents and instruments as Agent and its counsel may reasonably require.

Section 4.2        Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a)       All representations and warranties made by any Restricted Person in any Loan Document shall be true in all material respects (or in all respects to the extent any such representation is qualified by a materiality standard) on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders in which case that representation and warranty will have been true and correct in all material respects (or in all respects to the extent any such representation or warranty is qualified by a materiality standard) as of that earlier date.

(b)       No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to each Lender that:

Section 5.1        No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

Section 5.2        Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby except, in the case of Restricted Persons other than Borrower, where the failure to be so could not reasonably be expected to result in a Material Adverse Change. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify or be authorized could not reasonably be expected to result in a Material Adverse Change. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable except where the failure to take such actions and procedures could not reasonably be expected to result in a Material Adverse Change. No Restricted Person is an Affected Financial Institution.

Section 5.3       Authorization. Each Restricted Person has the power and authority to execute, deliver, and perform its respective obligations under this Agreement and the other Loan Documents. Each Restricted Person has taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and each other Restricted Person a party thereto. Borrower is duly authorized to borrow funds hereunder.

Section 5.4        No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law where such conflict would reasonably be expected to result in a Material Adverse Change, (ii) the organizational documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person where such conflict would reasonably be expected to result in a Material Adverse Change; (b) result in the acceleration of any Indebtedness owed by any Restricted Person; or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5        Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

Section 5.6        Initial Financial Statements. Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present Borrower’s Consolidated financial position at the respective dates thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the respective periods thereof. Since December 31, 2021, no Material Adverse Change has occurred.

Section 5.7        [Reserved].

Section 5.8        Full Disclosure. The Restricted Persons have disclosed to Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Restricted Person are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Restricted Person to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections). As of the Closing Date, the information included in each Beneficial Ownership Certification (if any) provided to Agent or any Lender in connection with this Agreement is true and correct.

Section 5.9        Litigation. Except as disclosed in the Initial Financial Statements or in Schedule 5.9, (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) before any Tribunal which could reasonably be expected to cause a Material Adverse Change, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or, to the knowledge of Borrower, any Restricted Person’s stockholders, partners, directors or officers, or affecting any Collateral or any of its material assets or property which could reasonably be expected to cause a Material Adverse Change.

Section 5.10        Labor Disputes and Acts of God. Except as disclosed in Schedule 5.10, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to cause a Material Adverse Change.

Section 5.11        ERISA Plans and Liabilities. Except as disclosed in the Initial Financial Statements or in Schedule 5.11, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Plans are in compliance with ERISA unless the aggregate effect of all Termination Events and failures to comply with ERISA could not reasonably be expected to cause a Material Adverse Change. Except as permitted under Section 7.10 hereof, no ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. The payment by a Restricted Person of the sum of the contributions to each ERISA Plan that would be necessary for the “adjusted funding target attainment percentage” (within the meaning of Section 436 of the Internal Revenue Code) of each such ERISA Plan to equal 100 percent could not reasonably be expected to cause a Material Adverse Change. Each representation with respect to a “multiemployer plan” is made to Borrower’s knowledge.

Section 5.12        Environmental and Other Laws. Except as disclosed in Schedule 5.12: (a) Restricted Persons are conducting their businesses in compliance with all applicable Laws, including Environmental Laws, where the failure to so comply could reasonably be expected to cause a Material Adverse Change, and have and are in compliance with all licenses and permits required under any such Laws where the failure to so comply could reasonably be expected to cause a Material Adverse Change; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, in each case which could reasonably be expected to cause a Material Adverse Change; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person which could reasonably be expected to cause a Material Adverse Change; (d) to the knowledge of Borrower, no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations, in the case of either of the forgoing clauses (i) and (ii), which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise) which could reasonably be expected to cause a Material Adverse Change; and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials which could reasonably be expected to cause a Material Adverse Change.

Section 5.13        [Reserved].

Section 5.14        Subsidiaries. As of the Closing Date, Borrower (a) does not have any Subsidiary except those listed in Schedule 5.14 and (b) owns, directly or indirectly, the equity interests in each of its Subsidiaries indicated in Schedule 5.14.

Section 5.15        Government Regulation. Neither Borrower nor any other Restricted Person owing Obligations is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The pledge of the Equity of each Subsidiary of Borrower does not violate Regulation T, U, or X of the FRB.

Section 5.16        Insider. No Restricted Person, nor, to the knowledge of Borrower as of the Closing Date, any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of any Restricted Person, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.

Section 5.17        Solvency. As of the Closing Date, upon giving effect to the issuance of the Notes, the execution of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby to occur on the Closing Date, Borrower and the Guarantors, on a Consolidated basis, will be Solvent.

Section 5.18        [Reserved].

Section 5.19        Title to Properties; Licenses. Each Restricted Person has good and defensible title to, or valid leasehold interests in, all of the Collateral and all of its material properties and assets, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free and clear of all impediments to the use of such properties and assets in such Restricted Person’s business, in each case except as could not reasonably be expected to result in a Material Adverse Change. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, except to the extent failure to possess such licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property could reasonably be expected to cause a Material Adverse Change, and no Restricted Person is in violation of the terms under which it possesses such intellectual property or the right to use such intellectual property, the violation of which could reasonably be expected to cause a Material Adverse Change.

Section 5.20        Regulation U. None of Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose which violates Regulation U.

Section 5.21        Taxes. Each Restricted Person has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Restricted Person, as applicable, has set aside on its books adequate reserves in accordance with GAAP and (b) Taxes which individually or in the aggregate do not exceed $5,000,000.

Section 5.22        Anti-Corruption Laws and Sanctions. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower, any of their respective directors, officers or employees, (b) to the knowledge of Borrower, any agent or representative of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a material violation by Borrower or any Guarantor of any Anti-Corruption Laws.

ARTICLE VI
AFFIRMATIVE COVENANTS OF BORROWER.

Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Required Lenders have previously agreed otherwise:

Section 6.1        Payment and Performance. Borrower will cause each other Restricted Person to observe, perform and comply with every term, covenant and condition in any Loan Document applicable to such Restricted Person.

Section 6.2        Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender Party at Borrower’s expense:

(a)         As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion on the Consolidated Statements, based on an audit using GAAP, by independent certified public accountants selected by Borrower of nationally recognized standing, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of income for such Fiscal Year and Consolidated statements of cash flows and stockholders’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)         As soon as available, and in any event within forty-five (45) days after the end of the first three Fiscal Quarters in each Fiscal Year, Borrower’s unaudited Consolidated and consolidating balance sheet and income statements as of the end of such Fiscal Quarter and Consolidated statements of Borrower’s cash flows and stockholders’ equity for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.

(c)         In addition Borrower will, together with each set of financial statements furnished under subsection (a) or subsection (b) of this section, furnish a certificate in the form of Exhibit 6.2(c) signed by the chief financial officer of Borrower stating that such financial statements are fair and complete in all material respects and fairly present the Consolidated financial position of Borrower for the periods covered thereby (subject to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.11, showing Borrower’s compliance (or non-compliance) as of the end of such Fiscal Quarter with the negative covenants set forth in Sections 7.1 through 7.10 and Section 7.12 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(d)         Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its stockholders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.

(e)         Promptly upon the request thereof, such information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Corruption Laws or required for purposes of complying with the Beneficial Ownership Regulation (including, without limitation, updated Beneficial Ownership Certifications for any Restricted Person that qualifies as a “legal entity customer” thereunder as so requested, or written confirmation that the information provided in any Beneficial Ownership Certification delivered to Agent or any Lender on or about the Closing Date in connection with this Agreement remains true and correct), in each case, as from time to time reasonably requested by Agent or any Lender.

(f)          Each Restricted Person will cooperate with Agent in connection with the publication of certain materials and/or information provided by or on behalf of each such Restricted Person to Agent and Lenders (collectively, the “Information Materials”) pursuant to this Article VI and will, at the reasonable request of Agent, designate Information Materials (i) that are either available to the public or not material with respect to any Restricted Person or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information.” If any Information Materials are not labeled “Public Information,” they shall be deemed to be labeled “Private Information”.

Section 6.3        Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with Restricted Persons’ businesses, properties, prospects, financial condition and operations, including all evidence which Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit representatives appointed by Agent (including independent accountants, auditors, Agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Agent or its representatives to investigate and verify the accuracy of the information furnished to Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Section 6.4        Notice of Material Events and Change of Address. Borrower will, after it has knowledge thereof, promptly notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a)         the occurrence of any Material Adverse Change,

(b)         the occurrence of any Default or Event of Default,

(c)         the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could reasonably be expected to cause a Material Adverse Change,

(d)         the occurrence of any Termination Event that could reasonably be expected to cause a Material Adverse Change,

(e)         any claim that is reasonably likely to result in liability to Borrower and its Subsidiaries of $7,500,000 or more, any notice of potential liability under any Environmental Laws that is reasonably likely to result in liability to Borrower and its Subsidiaries of $7,500,000 or more, or any other claim asserted against any Restricted Person or with respect to any Restricted Person’s properties that could reasonably be expected to cause a Material Adverse Change, and

(f)          the filing of any suit or proceeding against any Restricted Person in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

Each notice furnished pursuant to this Section 6.4 shall be accompanied by a statement of an officer of Borrower setting forth the details of the occurrence referred to therein and stating what action Borrower or the relevant Subsidiary has taken and proposes to take with respect thereto. Borrower will also notify Agent and Agent’s counsel in writing at least ten (10) Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.

Section 6.5        Maintenance of Properties. Except as could not reasonably be expected to cause a Material Adverse Change, each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other material property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with reasonably prudent industry standards, and in compliance with all applicable Laws, in conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make all commercially reasonable repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6        Maintenance of Existence and Qualifications. Except as permitted under Section 7.4, each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure to maintain, preserve and qualify could reasonably be expected to cause a Material Adverse Change.

Section 6.7        Payment of Taxes. Each Restricted Person will (a) timely file all material required tax returns including any material extensions; (b) timely pay all material Taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent, except to the extent such Taxes, assessments, or other charges or levies are being contested in good faith and reserves are maintained therefor to the extent required by GAAP; and (c) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.

Section 6.8        Insurance.

(a)        Each Restricted Person shall at all times maintain (at its own expense) insurance for its property and insurance with respect to all Collateral and liability insurance, with financially sound and reputable insurance companies (including the Captive Insurance Entities), in such amounts and against such risks as is customary in the industry for similarly situated businesses and properties. All property or casualty insurance policies covering Collateral shall be endorsed (i) to provide for payment of losses to Agent as its interests may appear and Borrower shall deliver a certificate to that effect, (ii) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without ten (10) days prior notice to Agent from the insurer, and (iii) to provide for any other matters specified in any applicable Security Document or which Agent may reasonably require.

(b)        Each liability insurance (other than worker’s compensation policies, directors and officers policies, and any other policies agreed by Agent and Borrower) shall (i) name Agent, as agent for the Lenders, as an additional insured thereunder (without any representation or warranty by or obligation upon Agent or Lenders) as their interests may appear, and (ii) not provide that there shall be recourse against Agent or Lenders for payment of premiums or other amounts with respect thereto. Each Restricted Person will, if so requested by Agent, deliver to Agent original or duplicate policies of such insurance. Agent is hereby authorized to enforce payment under all such property or casualty insurance policies covering Collateral and such liability insurance policies and to compromise and settle any claims thereunder, in its own name or in the name of the Restricted Persons after the occurrence and during the continuation of an Event of Default.

(c)        Any proceeds paid under any liability insurance policy maintained by Restricted Persons pursuant to this Section 6.8 may be paid directly to the Person who has incurred the liability covered by such insurance.

(d)        Any proceeds paid under a property or casualty insurance policy maintained by a Restricted Person pursuant to this Section 6.8 will be paid as follows:

(i)            if an Event of Default exists, then such proceeds shall be paid to Agent; and

(ii)            if an Event of Default does not exist, then such proceeds shall be paid to Borrower and Agent shall provide such consents thereto as are reasonably requested by Borrower or the provider of such policy.

Agent shall release to Borrower any funds delivered to it under clause (i) promptly upon request by Borrower after the cure or waiver of such Event of Default and a certificate of Borrower’s chief financial offer stating that no Event of Default then exists.

(e)        If Agent receives proceeds of property or casualty insurance required to be paid to Borrower under clause (d)(ii) above, Agent shall promptly deliver to Borrower such proceeds. If Borrower receives proceeds of property or casualty insurance required to be paid to Agent under clause (d)(i) above, Borrower shall promptly deliver to Agent such proceeds.

Section 6.9        Performance on Borrower’s Behalf. If any Restricted Person fails to pay any Taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Agent may pay the same. Borrower shall immediately upon demand reimburse Agent for any such payments and each amount paid by Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Agent.

Section 6.10        [Reserved].

Section 6.11        Compliance with Law. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto, except as could not reasonably be expected to cause a Material Adverse Change. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect, except as could not reasonably be expected to cause a Material Adverse Change.

Section 6.12        Environmental Matters; Environmental Reviews.

(a)         Each Restricted Person will comply with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters (except as could not reasonably be expected to result in a Material Adverse Change), and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations (except as could not reasonably be expected to result in a Material Adverse Change) and will maintain such authorizations in full force and effect (except as could not reasonably be expected to result in a Material Adverse Change). No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances (except as could not reasonably be expected to result in a Material Adverse Change).

(b)         Borrower will promptly furnish to Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any governmental authority with respect to any alleged violation of or non-compliance with any Environmental Laws or with respect to any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business, in each case, that could reasonably be expected to result in a Material Adverse Change.

(c)         Borrower will promptly furnish to Agent all written requests for information, notices of claim, demand letters, and other written notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location that could reasonably be expected to have a Material Adverse Change.

Section 6.13        Further Assurances. Borrower shall, and shall cause each other Restricted Person to, (a) promptly upon the reasonable request by Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) promptly upon request by Agent, take such action as Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 6.14        Bank Accounts. To secure the repayment of the Obligations, Borrower hereby grants to each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender, and (c) any other credits and claims of Borrower at any time existing against any Lender, including claims under certificates of deposit, except, in the cases of clauses (a) through (c) above, Excluded Accounts.

Section 6.15        Guaranties of Borrower’s Subsidiaries. Each Subsidiary (other than an Excluded Subsidiary) created, acquired or coming into existence after the date hereof (including any Subsidiary that ceases to be an Excluded Subsidiary) shall, within sixty (60) days thereof (or such longer period as may be approved by Agent in its reasonable discretion), execute and deliver to Agent an absolute and unconditional guaranty of the timely repayment of the Secured Obligations and the due and punctual performance of the Secured Obligations, which guaranty shall be in substantially the same form as the Guaranty entered into as of the Closing Date or otherwise reasonably satisfactory to Agent in form and substance. Borrower will cause each such Subsidiary to deliver to Agent, simultaneously with its delivery of such a guaranty, written evidence reasonably satisfactory to Agent and its counsel that such Subsidiary has taken all corporate or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is reasonably required to execute.

Section 6.16        Agreement to Deliver Security Documents. Borrower agrees to deliver and to cause each Guarantor to deliver, to further secure the Secured Obligations whenever requested by Agent in its reasonable discretion, chattel mortgages, security agreements, financing statements continuation statements, extension agreements, acknowledgments, and other Security Documents in form and substance satisfactory to Agent for the purpose of granting, confirming, protecting and perfecting Liens or security interests in any personal property (other than Excluded Assets) now owned or hereafter acquired by Borrower or any Guarantor.

ARTICLE VII
NEGATIVE COVENANTS OF BORROWER

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Required Lenders have previously agreed otherwise:

Section 7.1        Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a)        the Secured Obligations;

(b)        unsecured Indebtedness among Borrower and the Guarantors;

(c)        purchase money Indebtedness, Capital Lease Obligations and Indebtedness incurred to finance the construction, renovation or improvement of assets of any Restricted Person and any refinancing or replacement of such Indebtedness in an aggregate principal amount for all such Indebtedness not to exceed $40,000,000 at any time; provided that the original principal amount of any such Indebtedness shall not be in excess of the purchase price of the assets acquired with the proceeds thereof or subject to such Capital Lease, or the fair market value of the assets constructed, renovated, or improved with the proceeds thereof, as applicable, and such Indebtedness shall be secured only by such assets;

(d)        Indebtedness existing on the Closing Date and listed on Schedule 7.1, and renewals and extensions thereof;

(e)        Subordinated Debt incurred in connection with Permitted Acquisitions having a maturity date beyond the term of this Agreement;

(f)         Indebtedness in respect of deferred software licensing fees in connection with Borrower or any of its Subsidiaries licensing software in the ordinary course of business consistent with past practices in a total amount not to exceed $5,000,000 in the aggregate at any time outstanding;

(g)        unsecured Indebtedness incurred in connection with Permitted Acquisitions in an unlimited amount if the Net Leverage Ratio is less than or equal to 3.25 to 1.00, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.2(a) or (b) and after giving effect to such Indebtedness;

(h)        Indebtedness of a Person that becomes a Subsidiary of Borrower (or is a Subsidiary of Borrower that survives a merger with that Person or any of its Subsidiaries) and Indebtedness secured by assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition if (i) that Indebtedness existed at the time such Person became a Subsidiary of Borrower or at the time such assets were acquired, as the case may be, and was not created in anticipation thereof, (ii) that Indebtedness is not guaranteed in any respect by Borrower or any other Subsidiary of Borrower (other than (x) a Subsidiary acquired as part of such Permitted Acquisition that had guaranteed such Indebtedness prior to such Permitted Acquisition, or (y) an obligation of the Restricted Person that acquired such assets that is secured only by such acquired assets and proceeds), and (iii) the aggregate principal amount of Indebtedness outstanding under this Section 7.1(h) does not exceed $40,000,000 at any time;

(i)         Attributable Indebtedness in connection with Sale Leaseback Transactions solely related to vehicles and real property, in an aggregate amount not to exceed $75,000,000;

(j)         Indebtedness in respect of Hedging Contracts not in violation of Section 7.3; and

(k)        any other Indebtedness not to exceed in the aggregate at any time outstanding the greater of (i) $50,000,000 and (ii) 2.5% of Consolidated Total Assets.

Section 7.2        Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.3        Hedging Contracts. No Restricted Person will enter into or in any manner become liable on any Hedging Contract, except Hedging Contracts entered into by a Restricted Person and Agent or any other Lender or an Affiliate of Agent or any Lender for the purpose of managing existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes.

Section 7.4        Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person, except that any Subsidiary of Borrower may be merged into or consolidated with (a) another Subsidiary of Borrower so long as, if a Guarantor is one of the merged entities, a Guarantor is the surviving business entity, (b) Borrower, so long as Borrower is the surviving business entity, and (c) any other Person in connection with a sale of such Restricted Person’s Equity that is permitted by Section 7.5. Borrower will not issue any equity securities other than shares of its common or preferred stock and any options or warrants giving the holders thereof only the right to acquire such shares. No Subsidiary of Borrower will issue any additional shares of its capital stock or other equity securities or any options, warrants or other rights to acquire such additional shares or other equity securities except to Borrower or another Subsidiary of Borrower and only to the extent not otherwise forbidden under the terms hereof. No Subsidiary of Borrower which is a partnership will allow any diminution of Borrower’s interest (direct or indirect) therein.

Section 7.5        Limitation on Sales of Property and Discounting of Receivables. No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein, or discount, adjust, settle, compromise, release, allow any credit against, sell, pledge or assign any notes payable to it, accounts receivable or future income, except:

(a)         equipment which is worthless, obsolete, no longer used by or useful to a Restricted Person or which is replaced by equipment of equal suitability and value;

(b)         inventory which is sold in the ordinary course of business;

(c)         customary credits and discounts of accounts receivable (not including factoring or securitizations) in the ordinary course of business;

(d)         sales of accounts receivable in an aggregate amount not to exceed $10,000,000 in any Fiscal Year;

(e)         other property which is sold for fair consideration not in the aggregate in excess of $50,000,000 in any Fiscal Year, the sale of which will not materially impair or diminish the value of the Collateral or the Consolidated financial condition, business or operations of Borrower; and

(f)          Sale Leaseback Transactions relating to solely to vehicles or real property if the Attributable Indebtedness of all Sale Leaseback Transactions then in effect is less than $75,000,000.

Section 7.6        Limitation on Distributions and Subordinated Debt.

(a)         No Restricted Person will declare or make any Distribution (other than Distributions to Restricted Persons) except, in each case, so long as no Default or Event of Default exists at the time thereof or would result therefrom:

(i)        at any time when the Net Leverage Ratio is less than or equal to 2.75 to 1.00, Distributions in an unlimited amount;

(ii)       regularly scheduled dividends in an amount per share paid in any Fiscal Quarter not to exceed 130% of the amount per share paid during the immediately preceding Fiscal Quarter;

(iii)      repurchases of Borrower’s common stock made after the Closing Date in an aggregate amount not to exceed $35,000,000; and

(iv)      other Distributions in an aggregate amount not to exceed the greater of (A) $50,000,000 and (B) 2.5% of Consolidated Total Assets.

For purposes of this Section 7.6(a), the Net Leverage Ratio shall be measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.2(a) or (b) and after giving effect to the making of such Distribution and any Indebtedness incurred in connection therewith.

(b)         No Restricted Person will make any payments on Subordinated Debt (other than Subordinated Debt among Restricted Persons), unless no Default or Event of Default exists at such time or would occur as a result thereof.

Section 7.7        Limitation on Investments, Acquisitions and Lines of Business. No Restricted Person will

(a)         make any Investments except for:

(i)       Permitted Investments;

(ii)      Investments in an unlimited amount made at a time when the Net Leverage Ratio is less than or equal to 2.75 to 1.00;

(iii)     Investments in the Captive Insurance Entities (A) for reserves and capital to the extent required by applicable Governmental Authorities or applicable Law, as determined in good faith by Borrower, (B) for the payment of claims made pursuant to the terms of the insurance policies maintained by such Captive Insurance Entities, and (C) constituting Equity in a Captive Insurance Entity; and

(iv)     other Investments in an aggregate amount not to exceed the greater of (A) $50,000,000 and (B) 2.5% of Consolidated Total Assets.

(b)         make any Acquisition unless the following conditions are satisfied:

(i)       the Acquisition is not hostile in nature;

(ii)      each line of business to be acquired in the Acquisition is similar to a line of business engaged in by Borrower at the time of the Acquisition; and

(iii)     the Net Leverage Ratio is less than or equal to 0.25 less than the maximum Net Leverage Ratio permitted by Section 7.11(b) at such time; or

(c)         engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations.

For purposes of subsections (a) and (b) of this Section 7.7, the Net Leverage Ratio shall be measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.2(a) or (b) and after giving effect to the making of such Investment or Acquisition and any Indebtedness incurred in connection therewith.

Section 7.8        [Reserved].

Section 7.9        Transactions with Affiliates. Neither Borrower nor any of its Subsidiaries will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its Subsidiaries.

Section 7.10        Prohibited Contracts; Multiemployer Plans.

(a)        Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract that restricts, or other consensual restriction on, the ability of any Subsidiary of Borrower to: (i) pay dividends or make other Distributions to Borrower or any Restricted Person, (ii) repay loans and other Indebtedness owing by it to Borrower or any Restricted Person (iii) transfer any of its assets to Borrower or any Restricted Person (except for such restrictions existing under or by reason of (A) any document or instrument governing Indebtedness permitted by Section 7.1 or (B) any Permitted Lien or any document or instrument governing any Permitted Lien).

(b)        No ERISA Affiliate will incur any obligation with respect to any “multiemployer plan” as defined in Section 4001 of ERISA, except (i) an obligation pursuant to collective bargaining agreements to make contributions in the ordinary course of business for employees subject to such collective bargaining agreements, or (ii) as would not reasonably be expected to cause a Material Adverse Change.

Section 7.11        Financial Covenants.

(a)        Interest Coverage Ratio. Borrower will not permit the ratio, determined as of the end of each of its Fiscal Quarters, for the then most-recently ended four Fiscal Quarters, of (i) its Consolidated EBITDA, to (ii) its Consolidated Interest Expense for such four-Fiscal Quarter period, to be less than 3.00 to 1.00.

(b)        Net Leverage Ratio. Borrower will not permit its Net Leverage Ratio, determined as of the end of each of its Fiscal Quarters, for the then most-recently ended four Fiscal Quarters, to be greater than 3.50 to 1.00 as of the end of each Fiscal Quarter.

Section 7.12        Limitation on Further Negative Pledges. Borrower shall not, and shall cause each other Restricted Person not to, enter into any agreement limiting its ability to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)        pursuant to the Loan Documents;

(b)        pursuant to any agreement with any counterparty that has entered into an Intercreditor Agreement;

(c)         pursuant to any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on property or assets of Borrower or any other Restricted Person (whether now owned or hereafter acquired) securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Borrower or any other Restricted Person to secure the Secured Obligations;

(d)         prohibitions or limitations contained in any industrial revenue or development bonds, acquisition agreements, licenses, and leases of real property and equipment entered into in the ordinary course of business that apply only to the property that is the subject of those bonds, agreements, licenses or leases;

(e)         prohibitions or limitations against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted under this Agreement;

(f)          prohibitions or limitations against encumbrances on specific property subject to a proposed asset sale permitted hereunder contained in any document relating to that asset sale;

(g)         prohibitions or limitations in favor of any holder of Indebtedness permitted under Section 7.1(h), solely to the extent any such negative pledge relates to property acquired as part of the Permitted Acquisition pursuant to which Borrower acquired the obligor of such Indebtedness; and

(h)         prohibitions or limitations against encumbrances on property (including equipment, but excluding real property) (i) to be delivered by a Restricted Person to a job site in the ordinary course of business, (ii) transferred in the ordinary course of business to a Restricted Person as part of a transaction pursuant to which such property will be transferred to the owner of such project at or prior to the end of such job, or (iii) that otherwise temporarily enters a Restricted Person's custody in the ordinary course of business.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.1        Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a)         Any Restricted Person fails to pay any principal component of any Obligation when due and payable;

(b)         Any Restricted Person fails to make any payment of interest or fees pursuant to Section 2.5 or 2.12 on the date which such payment is due and such failure continues for a period of five Business Days;

(c)         Any Restricted Person fails to pay any Obligation (other than the Obligations in subsections (a) and (b) above) within five Business Days after the same becomes due and payable;

(d)         [reserved];

(e)         Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Article VII;

(f)         Any Restricted Person fails (other than as referred to in subsections (a), (b), (c), (d) or (e) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Agent to Borrower;

(g)        Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Agent or otherwise in accordance with the express terms hereof or thereof;

(h)        Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $15,000,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor, in each case the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due, prior to its stated maturity (any applicable grace period having expired);

(i)         Any of (i) any ERISA Affiliate fails to satisfy the “minimum funding standard” (as defined in Section 412(a) of the Internal Revenue Code), without taking into account any waiver by the Secretary of the Treasury or his or her delegate, with respect to any ERISA Plan, and the aggregate amount necessary to cure all such failures exceeds $15,000,000, (ii) the occurrence of a Termination Event with respect to any ERISA Plan, that, when taken together with all other Termination Events that have occurred and are continuing, could reasonably be expected to subject any Restricted Person to liability individually or in the aggregate in excess of $15,000,000 or (iii) the payment by a Restricted Person of the sum of the contributions to each ERISA Plan that would be necessary for the “adjusted funding target attainment percentage” (within the meaning of Section 436 of the Internal Revenue Code) of each such ERISA Plan to equal 100 percent could reasonably be expected to cause a Material Adverse Change;

(j)         Any Restricted Person:

(i)         suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case which remains undismissed or unstayed for a period of sixty (60) days; or

(ii)        commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or admits in writing its inability to pay its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii)       suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged nor stayed within sixty (60) days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)         suffers the entry against it of a final judgment for the payment of money in excess of $15,000,000 (not covered by insurance satisfactory to Agent in its reasonable discretion), unless the same is discharged, vacated, or stayed within forty-five (45) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)          suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within forty-five (45) days after the entry or levy thereof or after any stay is vacated or set aside;

(k)         Any Change of Control occurs;

(l)          The occurrence of an event of default under any document to which any Restricted Person and any surety are both parties that, with the passage of time, would permit foreclosure by such surety on a material portion of the Collateral.

Section 8.2        Remedies.

(a)          Upon the occurrence of an Event of Default described in Section 8.1(j)(i), (j)(ii), or (j)(iii) of this Section with respect to Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender and any obligation of LC Issuer to issue Letters of Credit hereunder to make any further Loans shall be permanently terminated. During the continuance of any other Event of Default, Agent at any time and from time to time may, with the consent of the Required Lenders, (and upon written instructions from Required Lenders, Agent shall) by notice to Borrower, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

(b)         In addition to the remedies set forth in clause (a) above, if any Event of Default shall occur and be continuing, Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, exercise on behalf of the Lender Parties all of its other rights and remedies under this Agreement, the other Loan Documents, and applicable Law, in order to satisfy all of the Obligations.

(c)         All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity. Notwithstanding the foregoing, the right to credit bid the Obligations in connection with any foreclosure sale or sale in a bankruptcy proceeding may only be exercised by Agent acting at the direction of the Required Lenders.

(d)         Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Restricted Persons or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with this Section 8.2 for the benefit of all the Lender Parties; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any LC Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an LC Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.6, or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Restricted Person under any debtor relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to this Section 8.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to the sharing of payments pursuant to Section 9.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it that are authorized by the Required Lenders.

Section 8.3         Application of Proceeds after Acceleration. Except as otherwise provided in the Security Documents with respect to application of proceeds to any reimbursements due Agent thereunder and to the Lender Hedging Obligations, if Agent collects or receives money on account of the Secured Obligations after the acceleration of the Secured Obligations as provided in Section 8.2, Agent shall distribute all money so collected or received:

(a)         First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to Agent in its capacity as such;

(b)         Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the LC Issuer and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the LC Issuer and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

(c)         Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Lenders and interest on the Loans and Matured LC Obligations, ratably among the Lenders, the LC Issuer and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

(d)         Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Matured LC Obligations and payment obligations then owing under Lender Hedging Obligations, ratably among the Lenders, the LC Issuer and the Secured Parties to whom such Lender Hedging Obligations are owed in proportion to the respective amounts described in this clause Fourth payable to them; provided that Agent shall have no independent responsibility to determine the existence or amount of Lender Hedging Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations; provided further, however, that Agent may rely on statements of the Secured Parties as to the existence and amounts of Lender Hedging Obligations owing to them;

(e)         Fifth, to the payment of that portion of the Secured Obligations constituting Lender Bank Services Obligations, ratably among the Secured Parties to whom such Secured Obligations are owed; provided that Agent shall have no independent responsibility to determine the existence or amount of Lender Bank Services Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Bank Services Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Bank Services Obligations; provided, further, however, that Agent may rely on statements of the Secured Parties as to the existence and amounts of Lender Bank Services Obligations owing to them;

(f)          Sixth, to Agent for the account of the LC Issuer to cash collateralize any LC Obligations then outstanding; and

(g)         Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Notwithstanding the above, Excluded Swap Obligations with respect to any Guarantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Restricted Persons to preserve the allocation to Lender Hedging Obligations otherwise set forth above in this Section.

ARTICLE IX
AGENT

Section 9.1         Appointment and Authority. Each Lender Party hereby irrevocably authorizes Agent, and Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Agent to the other Lender Parties is only that of one commercial lender acting as Agent for others, and nothing in the Loan Documents shall be construed to constitute Agent a trustee or other fiduciary for any Lender Party or any holder of any participation in a Note nor to impose on Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Agent, Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lender Parties in so acting or refraining from acting) upon the instructions of Required Lenders (including itself), provided, however, that Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law.

Section 9.2         Exculpation, Agent’s Reliance, Etc. Neither Agent nor any of its directors, officers, Agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, including their negligence of any kind, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (a) shall treat the Person whose name is set forth on the Register as the holder of any Obligation as the holder thereof until Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such Person and in the form required under Section 10.5(c) and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Lender and shall not be responsible to any other Lender Party for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Restricted Person or to inspect the property (including the books and records) of any Restricted Person; (e) shall not be responsible to any other Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Restricted Person or Lender Party in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

Section 9.3         Credit Decisions. Each Lender Party acknowledges that it has, independently and without reliance upon any other Lender Party, made its own analysis of Borrower and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender Party also acknowledges that it will, independently and without reliance upon any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

Section 9.4         Indemnification. Each Lender agrees to indemnify Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender’s Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this Section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Agent growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort and otherwise and including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT,

provided only that no Lender shall be obligated under this Section to indemnify Agent for that portion, if any, of any liabilities and costs which is proximately caused by Agent’s own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment. Cumulative of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for such Lender’s Percentage Share of any costs and expenses to be paid to Agent by Borrower under Section 10.4(a) to the extent that Agent is not timely reimbursed for such expenses by Borrower as provided in such Section. As used in this Section the term “Agent” shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, Agent, attorney, employee, representative and Affiliate of such Person.

Section 9.5         Rights as Lender. In its capacity as a Lender, Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Agent. Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Restricted Person or their Affiliates, all as if it were not Agent hereunder and without any duty to account therefor to any other Lender.

Section 9.6         Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Agent under Section 3.1, causes such Lender Party to have received more than it would have received had such payment been received by Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this Section is thereafter recovered from the seller under this Section which received the same, the purchase provided for in this Section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 9.7         Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to Lender Parties, Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All monies received by Agent for distribution to Lender Parties (other than to the Person who is Agent in its separate capacity as a Lender Party) shall be held by Agent pending such distribution solely as Agent for such Lender Parties, and Agent shall have no equitable title to any portion thereof.

Section 9.8         Benefit of Article IX. The provisions of this Article (other than the following Section 9.9) are intended solely for the benefit of Lender Parties, and no Restricted Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Lender. Lender Parties may waive or amend such provisions as they desire without any notice to or consent of Borrower or any Restricted Person.

Section 9.9         Resignation. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Each such notice shall set forth the date of such resignation. Upon any such resignation, Required Lenders shall have the right to appoint (with, unless an Event of Default shall have occurred and be continuing, the consent of Borrower, such consent not to be unreasonably withheld or delayed) a successor Agent. A successor must be appointed for any retiring Agent, and such Agent’s resignation shall become effective when such successor accepts such appointment. If, within thirty days after the date of the retiring Agent’s resignation, no successor Agent has been appointed and has accepted such appointment, then the retiring Agent may appoint (with, unless an Event of Default shall have occurred and be continuing, the consent of Borrower, such consent not to be unreasonably withheld or delayed) a successor Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the Laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 9.10         Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Agent will notify Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default as may be directed by Required Lenders in accordance with Article VIII; provided, however, that unless and until Agent has received any such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

Section 9.11         Co-Agents. The Parties identified on the facing page of this Agreement as “Lead Arranger,” “Syndication Agent” or “Documentation Agent” have no right, power, obligation, liability, responsibility, or duty under the Loan Documents in such capacity. Without limiting the foregoing, each Party so identified as “Lead Arranger,” “Syndication Agent” or “Documentation Agent” shall not have and shall not be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on taking or not taking action hereunder.

Section 9.12         Erroneous Payments.

(a)         Each Lender, each LC Issuer, each other Secured Party and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or LC Issuer or any other Secured Party (or the Affiliate of a Secured Party) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, LC Issuer or other Secured Party (each such recipient, a “Payment Recipient”) that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)         Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c)         In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to Agent or, at the option of Agent, Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Revolving Loan Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.5 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)         Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 9.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by Borrower or any other Restricted Person, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower or any other Restricted Person for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)         Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)         Nothing in this Section 9.12 will constitute a waiver or release of any claim of Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE X
MISCELLANEOUS

Section 10.1         Waivers and Amendments; Acknowledgments.

(a)         Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this Section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. Except as set forth below or as specifically provided in any Loan Document (including Section 2.18(b) to the extent applicable and Section 3.7(c)(ii)), no waiver, consent, or amendment of this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by Borrower and the Required Lenders; provided, that no such waiver, consent, or amendment shall (i) increase the maximum amount which any Lender is committed hereunder to lend without the written consent of such Lender, (ii) reduce any fees payable to any Lender hereunder, or the principal of, or interest on, such Lender’s Notes without the written consent of such Lender; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the rate set forth in Section 2.5(b) during the continuance of an Event of Default, (iii) extend the Maturity Date, or postpone any date fixed for any payment of any such fees, principal or interest, without the written consent of each Lender affected thereby, (iv) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Agent, Lenders or any of them to take any particular action under the Loan Documents without the written consent of each Lender, (v) release all of the Guarantors or Guarantors comprising all or substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty without the written consent of each Lender, (vi) release or subordinate all or substantially all of the Collateral or release or subordinate any Security Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral without the written consent of each Lender, or (vii) amend this Section 10.1(a) without the written consent of each Lender. Notwithstanding the foregoing or anything to the contrary herein (except Section 2.18(b), to the extent applicable), Agent shall not, without the prior consent of each individual Lender affected thereby (or, as applicable, an Affiliate of such Lender), execute and deliver any waiver or amendment to any Loan Document which would (i) cause an obligation under any outstanding Hedging Contract owing to such Lender (or its Affiliate) that, prior to such waiver or amendment, constituted a “Lender Hedging Obligation” to cease to be a “Lender Hedging Obligation” or (ii) cause the priority of the Lien securing such obligation or the priority of payment with respect to such obligation in connection with the exercise of remedies under such Loan Document to be subordinate in any manner to the other Secured Obligations (other than expense reimbursements, expenses of enforcement, and other similar obligations owing under the Loan Documents).

(b)         Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively; provided that, solely for purposes of Section 10.5(f), Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender, (vii) Agent is not Borrower’s agent, but Agent for Lenders, provided that, solely for purposes of Section 10.5(f), Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (ix) all Lender Parties have relied upon the truthfulness of the acknowledgments in this Section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c)         Joint Acknowledgment. This written agreement and the other Loan Documents represent the final agreement BETWEEN the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

There are no unwritten oral agreements between the parties.

Section 10.2         Survival of Agreements; Cumulative Nature. Except for representations and warranties given as of a specified date, all of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, unless the Loan Documents shall expressly provide that such exception shall apply to such similar representation, warranty, indemnity, or covenant.

Section 10.3         Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Agent may give telephonic notices to the other Lender Parties), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by email or other electronic transmission, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower and Restricted Persons at the address of Borrower specified on the signature pages hereto and to each Lender Party at its address specified on the Lenders Schedule (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of email or other electronic transmission, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Borrowing Notice shall become effective until actually received by Agent.

Section 10.4         Payment of Expenses; Indemnity.

(a)         Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within thirty (30) days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar Taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Agent (including without limitation reasonable attorneys’ fees, which shall, however, be limited to one primary firm of counsel for Agent and a single additional local counsel in each applicable jurisdiction), but excluding consultants fees, in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, (4) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (5) the continuing administration of the Loans and the Loan Documents, and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by Agent and any Lender Party in connection with the enforcement of its rights (A) in connection with this Agreement (including its rights under this Section) or any of the Loan Documents, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout or restructuring, or any negotiations in connection with any such workout or restructuring, in respect of such Loans or Letters of Credit.

(b)         Indemnity. Borrower agrees to indemnify each Lender Party, upon demand, from and against any and all liabilities, obligations, broker’s fees, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this Section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise). Among other things, the foregoing indemnification covers all liabilities and costs incurred by any Lender Party related to any breach of a Loan Document by a Restricted Person, any bodily injury to any Person or damage to any Person’s property, or any violation or noncompliance with any Environmental Laws by any Lender Party or any other Person or any liabilities or duties of any Lender Party or any other Person with respect to Hazardous Materials found in or released into the environment.

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled under this Section to receive indemnification for that portion, if any, of any liabilities and costs to the extent resulting from (i) its own individual gross negligence, willful misconduct, or material breach of its obligations under the Loan Documents, in each case as determined by a court of competent jurisdiction in a final and nonappealable judgment or (ii) any dispute solely among Lender Parties other than (A) any claims against a Lender Party acting solely in its capacity as, or in fulfilling its role as, Agent, Lead Arranger, Swingline Lender or LC Issuer under this Agreement or the other Loan Documents and (B) any claims arising out of any act or omission on the part of any Restricted Person or any of its Affiliates. As used in this Section the term “Lender Party” shall refer not only to each Person designated as such in Section 1.1 but also to each director, officer, Agent, trustee, attorney, employee, representative and Affiliate of or for such Person. Notwithstanding anything to the contrary in this Agreement, this Section 10.4 shall not apply with respect to any Taxes aside from those attributable to a non-Tax claim.

Section 10.5         Joint and Several Liability; Parties in Interest; Assignments.

(a)         All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Restricted Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of the Required Lenders. Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to all Lender Parties, such purchaser shall not be entitled to any rights of any Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

(b)         No Lender shall sell any participation interest in its commitment hereunder or any of its rights under its Loans or under the Loan Documents to any Person unless the agreement between such Lender and such participant at all times provides: (i) that such participation exists only as a result of the agreement between such participant and such Lender and that such transfer does not give such participant any right to vote as a Lender or any other direct claims or rights against any Person other than such Lender, (ii) that such participant is not entitled to payment from any Restricted Person under Sections 3.2 through 3.8 of amounts in excess of those payable to such Lender under such Sections (determined without regard to the sale of such participation), and (iii) unless such participant is an Affiliate of such Lender, that such participant shall not be entitled to require such Lender to take any action under any Loan Document or to obtain the consent of such participant prior to taking any action under any Loan Document, except for actions which would require the consent of all Lenders under subsection (a) of Section 10.1. No Lender selling such a participation shall, as between the other parties hereto and such Lender, be relieved of any of its obligations hereunder as a result of the sale of such participation. Each Lender which sells any such participation to any Person (other than an Affiliate of such Lender) shall give prompt notice thereof to Agent and Borrower. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Loan Documents or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)         Except for sales of participations under the immediately preceding subsection, no Lender shall make any assignment or transfer of any kind of its commitments or any of its rights under its Loans or under the Loan Documents, except for assignments to an Eligible Transferee, and then only if such assignment is made in accordance with the following requirements:

(i)         Each such assignment shall apply to all Obligations owing to the assignor Lender hereunder and to the unused portion of the assignor Lender’s Revolving Loan Commitment, so that after such assignment is made the assignor Lender shall have a fixed (and not a varying) Percentage Share in its Loans and Notes and be committed to make that Percentage Share of all future Loans, the assignee shall have a fixed Percentage Share in the aggregate Loans and Notes and be committed to make that Percentage Share of all future Loans, and, except in the case of an assignment of the entire remaining amount of the assignor’s Percentage Share of the Revolving Loan Commitment, the Revolving Loan Commitment to be assigned shall equal or exceed $5,000,000.

(ii)         The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the “Register” (as defined below in subsection (f)), an Assignment and Acceptance in the form of Exhibit 10.5, appropriately completed, together with the Note subject to such assignment and a processing fee payable to Agent of $3,500. Upon such execution, delivery, and payment and upon the satisfaction of the conditions set out in such Assignment and Acceptance, then (1) Borrower shall issue new Notes to such assignor and assignee upon return of the old Notes to Borrower, and (2) as of the “Settlement Date” specified in such Assignment and Acceptance the assignee thereunder shall be a party hereto and a Lender hereunder and Agent shall thereupon deliver to Borrower and each Lender a schedule showing the revised Percentage Shares of such assignor Lender and such assignee Lender and the Percentage Shares of all other Lenders.

(iii)         Each assignee Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income Tax purposes, shall (to the extent it has not already done so) provide Agent and Borrower with the “Prescribed Forms” referred to in Section 3.6(d).

(iv)         Each such assignment shall require the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         Borrower; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten Business Days after having received written notice thereof; provided, further, that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default shall have occurred and be continuing, to any other assignee;

(B)         Agent; provided that no consent of Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         the LC Issuer and the Swingline Lender.

(d)          Nothing contained in this Section shall prevent or prohibit any Lender from assigning or pledging all or any portion of its Loans and Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the FRB and any Operating Circular issued by the FRB; provided that no such assignment or pledge shall relieve such Lender from its obligations hereunder.

(e)          By executing and delivering an Assignment and Acceptance, each assignee Lender thereunder will be confirming to and agreeing with Borrower, Agent and each other Lender Party that such assignee understands and agrees to the terms hereof, including Article IX hereof.

(f)           Agent acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of Lenders and the Percentage Shares of, and principal amount of (and stated interest on) the Loans owing to, each Lender from time to time (in this Section called the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender Party shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes. The Register shall be available for inspection by Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice. Agent shall act as Agent of Borrower solely for purposes of maintaining the Register as set forth in this Section 10.5(f).

(g)          Borrower shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).

Section 10.6         Confidentiality. Each Lender Party agrees to keep confidential any information furnished or made available to it by any Restricted Person pursuant to this Agreement that is financial information, information in connection with a proposed transaction, or information marked confidential; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any other Lender Party or any Affiliate of any Lender Party, or any officer, director, employee, agent, attorney, auditor, or advisor of any Lender Party or Affiliate of any Lender Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any Law, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any Tribunal, (f) that is or becomes available to the public or that is or becomes available to any Lender Party other than as a result of a disclosure by any Lender Party prohibited by this Agreement, (g) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, (h) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee or any actual or proposed contractual counterparty (or its advisors) to any securitization, hedge, or other derivative transaction relating to the parties’ obligations hereunder, or (i) if it is otherwise available in the public domain. Any Person required to maintain the confidentiality of information described in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Section 10.7         Governing Law; Submission to Process. Except to the extent that the Law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the Laws of the State of Texas and shall be construed and enforced in accordance with and governed by the Laws of the State of Texas and the Laws of the United States of America, without regard to principles of conflicts of law. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or to the Notes. Borrower hereby irrevocably submits itself and each other Restricted Person to the exclusive jurisdiction of the state and federal courts sitting in the State of Texas and agrees and consents that service of process may be made upon it or any Restricted Person in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under Texas or federal law. Any legal proceeding arising out of or in any way related to any of the Loan Documents shall be brought and litigated exclusively in the United States District Court for the Southern District of Texas, Houston Division, to the extent it has subject matter jurisdiction, and otherwise in the Texas District Courts sitting in Harris County, Texas. The parties hereto hereby waive and agree not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in an inconvenient forum or that the venue thereof is improper, and further agree to a transfer of any such proceeding to a federal court sitting in the State of Texas to the extent that it has subject matter jurisdiction, and otherwise to a state court in Houston, Texas. In furtherance thereof, Borrower and Lender Parties each hereby acknowledge and agree that it was not inconvenient for them to negotiate and receive funding of the transactions contemplated by this Agreement in such county and that it will be neither inconvenient nor unfair to litigate or otherwise resolve any disputes or claims in a court sitting in such county.

Section 10.8         Limitation on Interest. Lender Parties, Restricted Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender Parties expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender Parties and Restricted Persons (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Law. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply. As used in this Section the term “applicable Law” means the Laws of the State of Texas or the Laws of the United States of America, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

Section 10.9         Term of Agreement; Survival; Releases of Liens and Guaranties.

(a)         This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than (1) indemnity obligations and similar obligations that survive the termination of this Agreement for which no notice of a claim has been received by Borrower and (2) unmatured LC Obligations in respect of Letters of Credit that have been cash collateralized in an amount reasonably satisfactory to the LC Issuer or otherwise satisfied in a manner acceptable to the LC Issuer) arising hereunder or under any Loan Document shall have been paid and satisfied in cash and the Revolving Loan Commitments have been terminated (said date, the “Termination Date”). No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survive such termination. Notwithstanding the foregoing or anything herein to the contrary, any Obligations under Sections 3.2 through Section 3.6, and any obligations which any Person may have to indemnify or reimburse any Lender Party shall survive any termination of this Agreement or any other Loan Document.

(b)         Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Lender Hedging Obligations and Lender Bank Services Obligations) irrevocably authorizes Agent, at its option and in its discretion:

(i)         to release any Lien on any Collateral granted to or held by Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the Termination Date, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Restricted Person permitted under the Loan Documents, (C) that constitutes the property of or Equity in any Subsidiary designated as an Unrestricted Subsidiary (in the case of such Equity, to the extent constituting Excluded Assets) in compliance with this Agreement, or (D) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.1; provided that any release of all or substantially of the Collateral (other than upon the Termination Date) shall be subject to Section 10.1(a)(vi);

(ii)         to subordinate any Lien on any Collateral granted to or held by Agent under any Loan Document to the holder of any Permitted Lien; provided that the subordination of all or substantially all of the Collateral shall be subject to Section 10.1(a)(vi); and

(iii)         to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or is designated as an Unrestricted Subsidiary in compliance with this Agreement; provided that the release of all or substantially all of the Guarantors or Guarantors comprising all or substantially all of the credit support for the Secured Obligations (in either case, other than upon the Termination Date) shall be subject to Section 10.1(a)(v).

Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.9. In each case as specified in this Section 10.9, Agent will, at Borrower’s request and expense, execute and deliver such documents as Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.9 as certified by Borrower to the extent requested by Agent.

Section 10.10         Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.11         Counterparts; Integration, Effectiveness, Electronic Execution.

(a)         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Agent, any LC Issuer, the Swingline Lender and/or the Lead Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)         Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Agent pursuant to procedures approved by it; provided that, without limiting the foregoing, (i) to the extent Agent has agreed to accept such Electronic Signature from any party hereto, Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among Agent, the Lenders and any of the Restricted Persons, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 10.12         [Reserved].

Section 10.13         Waiver of Jury Trial, Punitive Damages, etc. Each of Borrower and each Lender Party hereby knowingly, voluntarily, intentionally, and irrevocably (a) waives, to the maximum extent not prohibited by Law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the Loan Documents or any transaction contemplated thereby or associated therewith, before or after maturity; (b) waives, to the maximum extent not prohibited by Law, any right they may have to claim or recover in any such litigation any “Special Damages”, as defined below, (c) certifies that no party hereto nor any representative or Agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (d) acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section. As used in this Section, “Special Damages” includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any party hereto has expressly promised to pay or deliver to any other party hereto.

Section 10.14         USA PATRIOT Act. Agent hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, and Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Restricted Person, which information includes the name and address of each Restricted Person and such other information that will allow each Lender to identify each Restricted Person in accordance with the PATRIOT Act.

Section 10.15         Renewal and Extension. The Indebtedness arising under this Agreement is a renewal, extension and restatement on revised terms of (but not an extinguishment or novation of) the Existing Credit Agreement and, from and after the date hereof, the terms and provisions of the Existing Credit Agreement shall be superseded by the terms and provisions of this Agreement. Borrower hereby agrees that (a) the Indebtedness evidenced by the Existing Credit Agreement, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Credit Agreement shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement and (b) all Liens securing the Indebtedness evidenced by the Existing Credit Agreement shall continue in full force and effect to secure the Secured Obligations.

Section 10.16         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.17         Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Restricted Person, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans (as defined below) with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Loan Commitments or this Agreement;

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Loan Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Loan Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

As used in this Section 10.17, the term “Benefit Plans” means any of (A) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (C) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Restricted Person, that none of Agent, the Lead Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.18     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties are signing this Agreement as of the date first written above.

COMFORT SYSTEMS USA, INC., Borrower
By:	/s/ William George III
William George III
Executive Vice President and Chief Financial Officer

Address: Comfort Systems USA, Inc. 675 Bering, Suite 400 Houston, Texas 77057 Attention: William George III Telephone: (713) 830-9650 Fax: (713) 830-9659

[Signature Page to Third Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, Agent and a Lender
By:	/s/ Benita V. Reyes
Benita V. Reyes
Senior Vice President

Address: Wells Fargo Bank, National Association 21 Waterway Avenue, 6th Floor The Woodlands, Texas 77380 Attention: Benita V. Reyes Telephone: 713-319-1332 Email: Benita.V.Reyes@wellsfargo.com

[Signature Page to Third Amended and Restated Credit Agreement]

CAPITAL ONE, N.A., Lender
By:	/s/ Sallye Crelencki
Name:	Sallye Crelencki
Title:	Senior Vice President

Address: Capital One, N.A. 5444 Westheimer, Suite 700 Houston, Texas 77056 Attention: Yasmin Huebinger Telephone: 713-212-5285 Email: Yasmin.Huebinger@capitalone.com

[Signature Page to Third Amended and Restated Credit Agreement]

TRUIST BANK, Lender
By:	/s/ Anika Kirs
Name:	Anika Kirs
Title:	Director

Address: Truist Bank 3333 Peachtree Rd Ne, 10th Floor Atlanta, GA Attention: Anika Kirs / Katherine Bass Telephone: 404-439-9581 / 404-439-7602 Email: anika.kirs@truist.com; katherinebass@truist.com

[Signature Page to Third Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, Lender
By:	/s/ Steven L Sawyer
Name:	Steven L Sawyer
Title:	Senior Vice President

Address: U.S. Bank National Association 214 N. Tryon Street CN-NC-H30N Charlotte, North Carolina 28202-1078 Attention: Michael Day Telephone: 704-335-2788 Email: michael.day@usbank.com

[Signature Page to Third Amended and Restated Credit Agreement]

BOKF, NA dba Bank of Texas, Lender
By:	/s/ Ross Davis
Name:	Ross Davis
Title:	Senior Vice President

Address: BOKF, NA dba Bank of Texas 5 Houston Center 1401 McKinney, Suite 1000 Houston, Texas 77010 Attention: Ross Davis Telephone: 713-289-5887 Email: Ross.Davis@bankoftexas.com

[Signature Page to Third Amended and Restated Credit Agreement]

REGIONS BANK, Lender
By:	/s/ Claudia Biedenharn
Name:	Claudia Biedenharn
Title:	Director

Address: Regions Bank 1717 McKinney Ave., Suite 1100 Dallas, Texas 75202 Attention: Claudia Biedenharn Telephone: 469-608-2739 Email: claudia.biedenharn@regions.com

[Signature Page to Third Amended and Restated Credit Agreement]

BANK OF THE WEST, Lender
By:	/s/ R. Blake Beavers
Name:	R. Blake Beavers
Title:	Director

Address: Bank of the West 13355 Noel Road, Suite 225 Dallas, Texas 75240 Attention: R. Blake Beavers Telephone: 972-457-9236 Email: Blake.Beavers@BankoftheWest.com

[Signature Page to Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., Lender
By:	/s/ Katherine Osele
Name:	Katherine Osele
Title:	Senior Vice President

Address: Bank of America, N.A. 800 Capitol St, Suite 1400 Houston, TX 77002 Attention: Katherine Osele Telephone: 713-247-7134 Email: katherine.osele@bofa.com

[Signature Page to Third Amended and Restated Credit Agreement]

FROST BANK, Lender
By:	/s/ Michael J. Barrow
Name:	Michael J. Barrow
Title:	Senior Vice President

Address: Frost Bank 640 Taylor Street Fort Worth, Texas 76102 Attention: Ty Mayo Telephone: 817-420-5552 Email: ty.mayo@frostbank.com

[Signature Page to Third Amended and Restated Credit Agreement]

CADENCE BANK, Lender
By:	/s/ Elizabeth Seliger
Name:	Elizabeth Seliger
Title:	Assistant Vice President

Address: Cadence Bank 1333 West Loop South, Suite 1700 Houston, Texas 77027 Attention: Elizabeth Seliger Telephone: 713-914-5603 Email: elizabeth.seliger@cadencebank.com

[Signature Page to Third Amended and Restated Credit Agreement]

PRICING SCHEDULE

The applicable SOFR Margin, Base Rate Margin, Commitment Fee Rate and LC Rate shall be determined by Agent in accordance with the following tables:

APPLICABLE MARGIN FOR REVOLVING LOAN ADVANCES	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
SOFR Margin	1.00%	1.25%	1.50%	1.75%	2.00%
Base Rate Margin	0.00%	0.25%	0.50%	0.75%	1.00%

APPLICABLE COMMITMENT FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee Rate	0.15%	0.175%	0.20%	0.225%	0.25%

LETTER OF CREDIT FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
LC Rate	1.00%	1.25%	1.50%	1.75%	2.00%

For the period beginning on the Closing Date and continuing to the date on which the financial statements and certificates are delivered by Borrower for the first fiscal quarter ending after the Closing Date pursuant to Section 6.2(a), Section 6.2(b), and Section 6.2(c), as applicable, Level II Status shall apply. Notwithstanding the foregoing, if Borrower has failed to deliver the financial statements and certificates required by Section 6.2(a), Section 6.2(b), and Section 6.2(c), then Level V Status will be deemed to exist after two Business Days’ notice from Agent to Borrower.

For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:

“Level I Status” exists for any day that the Net Leverage Ratio is less than 1.00 to 1.00.

“Level II Status” exists for any day that the Net Leverage Ratio is greater than or equal to 1.00 to 1.00 but is less than 1.75 to 1.00.

1

“Level III Status” exists for any day that the Net Leverage Ratio is greater than or equal to 1.75 to 1.00 but is less than 2.50 to 1.00.

“Level IV Status” exists for any day that the Net Leverage Ratio is greater than or equal to 2.50 to 1.00 but is less than 3.00 to 1.00.

“Level V Status” exists for any day that the Net Leverage Ratio is greater than or equal to 3.00 to 1.00.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV or Level V Status.

In the event that any financial statement delivered pursuant to this Agreement is shown to be inaccurate (regardless of whether this Agreement or the Revolving Loan Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher SOFR Margin or Base Rate Margin, as applicable, for any period (an “Applicable Period”) than the SOFR Margin or Base Rate Margin, as applicable, applied for such Applicable Period, and only in such case, then Borrower shall immediately (i) deliver to Agent a corrected financial statement for such Applicable Period, (ii) determine the SOFR Margin or Base Rate Margin, as applicable, for such Applicable Period based upon the corrected financial statement, and (iii) immediately pay to Agent the accrued additional interest owing as a result of such increased SOFR Margin or Base Rate Margin, as applicable for such Applicable Period, which payment shall be promptly applied by Agent in accordance with the terms of this Agreement. This provision is in addition to rights of Agent and Lenders with respect to Sections 2.5, 2.11, and 8.2 and other of their respective rights under this Agreement.

2

EXHIBIT 1.1-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of May 25, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comfort Systems USA, Inc., a Delaware corporation (“Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (“Agent”).

Pursuant to the provisions of Section 3.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT 1.1-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of May 25, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comfort Systems USA, Inc., a Delaware corporation (“Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

Pursuant to the provisions of Section 3.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT 1.1-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of May 25, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comfort Systems USA, Inc., a Delaware corporation (“Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

Pursuant to the provisions of Section 3.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT 1.1-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of May 25, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Comfort Systems USA, Inc., a Delaware corporation (“Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (“Agent”).

Pursuant to the provisions of Section 3.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT 2.1

FORM OF REVOLVING NOTE

_______, 20__

FOR VALUE RECEIVED, the undersigned, Comfort Systems USA, Inc., a Delaware corporation (herein called “Borrower”), hereby promises to pay to the order of ______________________________________ (herein called “Lender”), the principal sum equal to its Revolving Loan Commitment as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Revolving Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Agent under the Credit Agreement, or at such other place as from time to time may be designated by the holder of this Revolving Note (this “Note”).

This Note (a) is issued and delivered under that certain Third Amended and Restated Credit Agreement dated as of May 25, 2022, among Borrower, Wells Fargo Bank, National Association, as Agent, and the lenders (including Lender) referred to therein (herein, as from time to time supplemented, amended or restated, called the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Note shall be made and applied as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code and shall be used in this Note for calculating the Highest Lawful Rate and for all other purposes. The term “applicable law” as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Texas (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

[This Note amends and restates in its entirety, and represents a replacement, substitution and exchange for, but not an extinguishment, novation or discharge of, the indebtedness evidenced by, that certain [______] Amended and Restated Revolving Note, dated December 20, 2019, executed by Borrower and delivered to the Lender under the Existing Credit Agreement.]

[Remainder of page intentionally left blank; signature page follows]

COMFORT SYSTEMS USA, INC.

By:
Name:
Title:

EXHIBIT 2.2(b)

FORM OF BORROWING NOTICE

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of May 25, 2022 (as from time to time amended, the “Credit Agreement”), by and among Comfort Systems USA, Inc. (“Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Agent. Terms which are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement. Borrower hereby requests a Borrowing of [new Revolving Loans] [a new Swingline Loan] to be advanced pursuant to Section [2.2(b)] [2.16] of the Credit Agreement as follows:

Aggregate amount of Borrowing:	$_________
Type of Loans in Borrowing:	_________
Date on which [Revolving Loans are]
[the Swingline Loan is] to be advanced:	_________

Length of Interest Period for SOFR Loans (1, 3 or 6 months):	_________ months
If combined with existing Revolving Loans
see attached Continuation/Conversion Notice.

To induce Lenders to make such [Revolving Loans] [Swingline Loan], Borrower hereby represents, warrants, acknowledges, and agrees to and with Agent and each Lender that:

(a)            The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)            All representations and warranties made by any Restricted Person in any Loan Document are true in all material respects (or in all respects to the extent any such representation is qualified by a materiality standard) on and as of the date hereof as if such representations and warranties had been made as of the date hereof, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of the Required Lenders in which case that representation or warranty shall have been true in all material respects (or in all respects to the extent any such representation is qualified by a materiality standard) on and as of that earlier date.

(c)            No Default exists on the date hereof.

The officer of Borrower signing this instrument, acting for the Borrower and not in his individual capacity, hereby certifies that, to the best of the Borrower’s knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

COMFORT SYSTEMS USA, INC.

By:
Name:
Title:

EXHIBIT 2.3(c)

FORM OF CONTINUATION/CONVERSION NOTICE

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of May 25, 2022 (as from time to time amended, the “Credit Agreement”), by and among Comfort Systems USA, Inc. (“Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Agent. Terms which are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement.

Borrower hereby requests a Conversion or Continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Credit Agreement as follows:

Existing Borrowing(s) to be continued or converted:

$____________ of SOFR Loans with Interest Period ending ____________
$____________ of Base Rate Loans

If being combined with new Loans, $____________ of new Loans to be advanced on ____________

Aggregate amount of Borrowing:	$_________

Type of Loans in new Borrowing:	_________

Date of Continuation or Conversion:	_________

Length of Interest Period for SOFR Loans (1, 3 or 6 months):	_________ months

IN WITNESS WHEREOF this instrument is executed as of ______________.

COMFORT SYSTEMS USA, INC.

By:
Name:
Title:

EXHIBIT 2.16

FORM OF SWINGLINE NOTE

_______, 20__

FOR VALUE RECEIVED, the undersigned, Comfort Systems USA, Inc., a Delaware corporation (herein called “Borrower”), hereby promises to pay to the order of ______________________________________ (herein called “Lender”), the principal sum of $[_________] as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Swingline Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement, together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Agent under the Credit Agreement, or at such other place as from time to time may be designated by the holder of this Swingline Note (this “Note”).

This Note (a) is issued and delivered under that certain Third Amended and Restated Credit Agreement dated as of May 25, 2022, among Borrower, Wells Fargo Bank, National Association, as Agent, and the lenders (including Lender) referred to therein (herein, as from time to time supplemented, amended or restated, called the “Credit Agreement”), and is a “Swingline Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Note shall be made and applied as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code and shall be used in this Note for calculating the Highest Lawful Rate and for all other purposes. The term “applicable law” as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Texas (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

This Note amends and restates in its entirety, and represents a replacement, substitution and exchange for, but not an extinguishment, novation or discharge of, the indebtedness evidenced by, that certain Amended and Restated Swingline Note, dated December 20, 2019, executed by Borrower and delivered to the Lender under the Existing Credit Agreement.

COMFORT SYSTEMS USA, INC.

By:
Name:
Title:

EXHIBIT 2.17

INCREMENTAL COMMITMENT AGREEMENT

[Names(s) of Lenders(s)]

[Date]

Comfort Systems USA, Inc.

675 Bering Drive, Suite 400

Houston, Texas 77057

Attention: William George III

Re:	Incremental Term Loan Commitments

Ladies and Gentlemen:

Reference is hereby made to the Third Amended and Restated Credit Agreement, dated as of May 25, 2022 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among Comfort Systems USA, Inc. (the “Borrower or “you”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Agent (in such capacity, together with any successor administrative agent, the “Agent”). Capitalized terms used but not defined in this letter agreement (this “Agreement”) have the meanings assigned to those terms in the Credit Agreement.

Each Person listed in Section 1 of Annex I attached hereto (each an “Incremental Lender”) hereby severally agrees to provide the Incremental Commitment set forth opposite its name on Annex I (for each Incremental Lender, its “Incremental Commitment”) and agrees that, upon the effectiveness of this Agreement, its total Revolving Loan Commitment shall be as set forth on such Annex I. Each Incremental Commitment provided under this Agreement is subject to the terms and conditions set forth in the Credit Agreement, including Section 2.17.

Each Incremental Lender acknowledges and agrees that the Incremental Commitments provided under this Agreement, in the aggregate amount set forth on Annex I, constitute Revolving Loan Commitments under, and as defined in, the Credit Agreement.

The Borrower shall pay to each Incremental Lender the upfront fee, if any, specified in Annex I, which upfront fee will be due and payable to the Incremental Lenders on the Agreement Effective Date (as defined below) or as otherwise specified in Annex I.

Each Incremental Lender party to this Agreement (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to in the Credit Agreement and any such other documents and information that it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, to the extent applicable, to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Agent to take any action as agent on its behalf and to exercise any powers under the Loan Documents that are delegated to the Agent by the terms of the Loan Documents, together with all powers that are reasonably incidental thereto, (iv) agrees that it shall perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, and (v) in the case of each lending institution organized under the laws of a jurisdiction outside the United States, attaches the applicable forms described in Section 3.6(e) of the Credit Agreement certifying as to its entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement and the other Loan Documents.

Upon the date of (i) the execution of a counterpart of this Agreement by the Incremental Lenders, the Borrower, and, unless such Incremental Lender is already a Lender, the Agent (such consent of the Agent not to be unreasonably withheld) and the delivery thereof to the Agent (including by facsimile and counterparts), (ii) the payment of any fees required in connection herewith and (iii) the satisfaction of any conditions precedent set forth in Section 2.17(b) of the Credit Agreement and Section 4 of Annex I (such date, the “Agreement Effective Date”) each Incremental Lender (x) will become a party to the Credit Agreement if it is not already a party to the Credit Agreement, (y) shall be obligated to make Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth herein and in the Credit Agreement and (z) to the extent provided in this Agreement, will have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

The Borrower acknowledges and agrees that (i) it will be liable for all Loans made and other Obligations incurred pursuant to the Incremental Commitments and (ii) those Loans and other Obligations will be entitled to the benefits of the Security Documents.

You may accept this Agreement by executing the enclosed copies in the space provided below, and returning an executed copy to us before the close of business on __________ __, _____. If you do not so accept this Agreement by that time, our Incremental Commitments set forth in this Agreement will be deemed cancelled.

After the execution and delivery to the Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile) by the parties hereto, this Agreement will constitute a Loan Document and may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Loan Documents pursuant to Section 10.1 of the Credit Agreement.

* * *

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS.

Very truly yours,

[NAMES OF INCREMENTAL LENDERS]

By
Name:
Title:

[OTHER INCREMENTAL LENDERS]

Agreed and Accepted

this ___ day of __________, ____:

COMFORT SYSTEMS USA, INC.

By:
Name:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION
as Agent

By:
Name:
Title:][1]

1 Agent’s consent required only if Incremental Lender is not already a Lender, and is not to be unreasonably withheld.

ANNEX I TO
INCREMENTAL COMMITMENT AGREEMENT

1.	Incremental Commitment Amounts (as of the Agreement Effective Date):

Name of Incremental Lender	Amount of Incremental Commitment	Amount of Revolving Loan Commitment
Total[2]		$	[____________________]

2.	Up-Front Fee; Other Fees[3]:

[3.	Applicable Margins]

4.	Other Conditions:[4]

[2]	Must be at least $5,000,000 and not more than $50,000,000.

[3]	Insert up-front fees and any other fees as may be agreed to by the Borrower and the Incremental Lenders with respect to the Incremental Commitments.

[4]	Insert any conditions which may be required to be satisfied prior to the Agreement Effective Date as contemplated in Section 2.17 of the Credit Agreement.

EXHIBIT 6.2(c)

CERTIFICATE ACCOMPANYING FINANCIAL STATEMENTS

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of May 25, 2022 (as from time to time amended, the “Credit Agreement”), by and among Comfort Systems USA, Inc. (“Borrower”), Wells Fargo Bank, National Association, as Agent, and certain financial institutions party thereto (“Lenders”), which Credit Agreement is in full force and effect on the date hereof. Terms which are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement.

This Certificate is furnished pursuant to Section 6.2(c) of the Credit Agreement. Together herewith Borrower is furnishing to Agent and each Lender the [audited/unaudited] financial statements of Borrower (the “Financial Statements”) as at ____________ (the “Reporting Date”). Borrower hereby represents, warrants, and acknowledges to Agent and each Lender that:

(a)            the officer of Borrower signing this instrument is the duly elected, qualified and acting ____________ of Borrower and as such is Borrower’s chief financial officer;

(b)           the Financial Statements are fair and complete in all material respects and fairly present the Consolidated financial position of Borrower for the periods covered thereby (subject to normal year-end adjustments);

(c)            attached hereto is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Section 7.11 of the Credit Agreement *[and Borrower’s non-compliance as of such date with the requirements of Section ____________ of the Credit Agreement];

(d)           No Default existed on the Reporting Date or otherwise exists on the date of this certificate *[except for Default(s) under Section(s) ____________ of the Credit Agreement, which *[is/are] more fully described on a schedule attached hereto];

(e)            attached hereto is a schedule showing Borrower’s compliance as of the Reporting Date with the negative covenants set forth in Sections 7.1 through 7.10 and Section 7.12 of the Credit Agreement *[and Borrower’s non-compliance as of such date with the requirements of Section ___________ of the Credit Agreement].

The officer of Borrower signing this instrument hereby certifies that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his opinion necessary to enable him to express an informed opinion with respect to the above.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

Comfort Systems USA, Inc.

By:

EXHIBIT 10.5

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Third Amended and Restated Credit Agreement dated as of May 25, 2022 (the “Credit Agreement”) among Comfort Systems USA, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 agree as follows:

1.            The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

2.            The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Restricted Person or the performance or observance by any Restricted Person of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that Agent exchange such Note for new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Commitment retained by the Assignor, if any, as specified on Schedule 1.

3.            The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.2 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any required U.S. Internal Revenue Service forms.

4.             Following the execution of this Assignment and Acceptance, it will be delivered to Agent for acceptance and recording by Agent and (to the extent required by the terms of the Credit Agreement) acceptance by Borrower. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the effective date of recordation of such transfer in the Register.

5.             Upon such acceptance and recording by Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement. Upon such acceptance and recording by Agent, from and after the Effective Date, Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

6.            This Assignment and Acceptance shall be governed by, and construed in accordance with, the Laws of the State of Texas.

7.            This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by email shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

[NAME OF ASSIGNOR], as Assignor

By:
Title:
Dated:	______, 20__

[NAME OF ASSIGNEE], as Assignee

By:
Title:

Lending Office:

SCHEDULE 1
to
ASSIGNMENT AND ACCEPTANCE

Percentage interest assigned:	__________%

Assignee’s Revolving Loan Commitment:	$__________

Aggregate outstanding principal amount
of Revolving Loans assigned:	$__________

Principal amount of Revolving Note payable to Assignee:	$__________

Principal amount of Revolving Note payable to Assignor:	$__________

Effective Date (to be inserted by Agent
and which shall be the effective date of recordation
of transfer in the Register therefor):	_______, 20__

[Consented to and]5 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent[, LC Issuer and Swingline Lender]

By:

Name:

Title:

[Consented to:]6

[BORROWER]

By:

Name:

Title:

5 To be added only if the consent of Agent and/or the Swingline Lender and LC Issuer is required by the terms of the Credit Agreement. May also use a Master Consent.

6 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

SCHEDULE 1.1(a)

EXISTING LETTERS OF CREDIT

					May 25,
					2022
					Available Face
Issuer	Obligor	Date Issued	Adjusted Expiration Date	Beneficiary	Amount (USD)
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	12/6/2019	12/6/2022	AIG	7,299,400.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	1/2/2020	1/3/2023	AIG	14,700,600.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	12/3/2020	12/5/2022	Old Republic	12,825,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	2/1/2022	12/15/2022	Arch Insurance Co.	2,050,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	1/11/2012	1/10/2023	Travelers Indemnity Company	10,000,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	4/26/2017	4/26/2023	Amerisure Mutual Insurance Company	700,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	7/16/2010	12/19/2022	American Zurich Insurance Co.	1,500,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	7/16/2010	12/19/2022	Ace American Insurance Company	2,228,817.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	7/16/2010	12/30/2022	Kansas Division of Workers’ Compensation	50,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	7/16/2010	12/30/2022	Employers Reinsurance Corporation	200,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	9/29/2010	9/28/2022	Travelers Indemnity Company	13,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	11/26/2010	11/28/2022	Lexington Insurance Company	2,000,000.00
Wells Fargo Bank, N.A.	Comfort Systems USA, Inc.	1/6/2011	1/6/2023	Lexington Insurance Company	2,000,000.00
	Grand Totals			Actual Balances	55,566,817.00

SCHEDULE 1.1(b)

EXISTING INVESTMENTS

1.	Limited partner interests in Brick & Mortar Ventures II, L.P., a Delaware limited partnership.

SCHEDULE 1.1(c)

EXISTING LIENS

Debtor	Jurisdiction	Filing Number	Filing Date	Secured Party
Amteck, LLC	Kentucky	2017-2923558-84	10/30/2017	Dell Financial Services L.L.C.
Amteck, LLC	Kentucky	2020-3103952-67	08/07/2020	Orbian Financial Services II, LLC
Atlantic Electric, LLC	South Carolina	200303-0704465	03/03/2020	Wells Fargo Vendor Financial Services, LLC
Atlantic Electric, LLC	South Carolina	200311-1549311	03/11/2020	De Lage Landen Financial Services, Inc.
Atlantic Electric, LLC	South Carolina	200312-1107216	03/12/2020	De Lage Landen Financial Services, Inc.
Atlantic Electric, LLC	South Carolina	210405-0056522	04/05/2021	Wells Fargo Vendor Financial Services, LLC
Atlantic Electric, LLC	South Carolina	210414-1326533	04/14/2021	Wells Fargo Equipment Finance, Inc.
Atlantic Electric, LLC	South Carolina	210525-1014303	05/25/2021	Wells Fargo Vendor Financial Services, LLC
California Comfort Systems USA, Inc.	California	187647587023	05/07/2018	Red-D-Arc Inc.
ColonialWebb Contractors Company	Virginia	202007030033237	07/03/2020	Orbian Financial Services II, LLC
ColonialWebb Contractors	Virginia	19090654557	09/06/2019	N.B. Handy Co.
Comfort Systems USA, Inc.	Delaware	20197350858	10/21/2019	Impact Networking Indiana, LLC
Comfort Systems USA (Arkansas), Inc.	Arkansas	4000020215329	02/13/2020	Datamax Inc.
Comfort Systems USA (Arkansas), Inc.	Arkansas	40000220227655	11/24/2020	Datamax Inc.
Comfort Systems USA (Arkansas), Inc.	Arkansas	40000220513623	12/01/2020	Datamax Inc.
Comfort Systems USA (Arkansas), Inc.	Arkansas	40000247182311	03/18/2020	Samsara Capital Finance
Comfort Systems USA (Mid South), Inc.	Alabama	22-7004242	01/04/2022	Navitas Credit Corp.

Debtor	Jurisdiction	Filing Number	Filing Date	Secured Party
Comfort Systems USA (Mid South), Inc.	Alabama	22-7163507	03/25/2022	Xerox Financial Services
Comfort Systems USA (Ohio), Inc.	Ohio	OH00223564134	07/27/2018	U.S. Bank Equipment Finance
Comfort Systems USA (Southeast), Inc.	Delaware	20197178937	10/14/2019	GreatAmerica Financial Services Corporation
Comfort Systems USA (Southeast), Inc.	Delaware	20206278966	9/11/2020	Caterpillar Financial Services Corporation
Comfort Systems USA Southwest	Arizona	2018-001-6259-0	04/20/2018	RED-D-ARC Inc.
Comfort Systems USA Southwest	Arizona	2019-003-4530-9	08/19/2019	RED-D-ARC Inc.
Comfort Systems USA (Texas), L.P.	Texas	21-0048169940	10/29/2021	Holt Texas Ltd.
Control Concepts, LLC	Georgia	028-2015-000235	02/09/2015	Crestron Electronics, Inc.
Control Concepts, LLC	Georgia	028-2020-000118 (Continuation)	01/21/2020	Crestron Electronics, Inc.
Dilling Group, Inc.	Indiana	201800009897074	12/12/2018	Citibank, N.A.
Design Mechanical Incorporated	Colorado	20182109862	12/13/2018	Lohmiller & Company dba Carrier West
Design Mechanical Incorporated	Colorado	20212012566	02/09/2021	CT Corporation System
Design Mechanical Incorporated	Colorado	20212035494 (Amendment)	04/15/2021	CT Corporation System
Design Mechanical	Colorado	20172077455	08/18/2017	RED-D-ARC Inc.
Environmental Air Systems, LLC	North Carolina	20190041819G	04/22/2019	H & E Equipment Services, Inc.
Environmental Air Systems, LLC	North Carolina	20190062063M	06/11/2019	H & E Equipment Services, Inc.
Environmental Air Systems, LLC	North Carolina	20190067613G	06/25/2019	H & E Equipment Services, Inc.
Environmental Air Systems, LLC	North Carolina	20190076982F	07/18/2019	Control Corporation of America a Division of Wesco Distribution, Inc.
Environmental Air Systems, LLC	North Carolina	20190121757G	11/14/2019	Dex Imaging Inc.
Environmental Air Systems, LLC	North Carolina	20200057561K	05/19/2020	Ferguson Enterprises, LLC
Environmental Air Systems, LLC	North Carolina	20200100395C (Amendment)	07/07/2020	Ferguson Enterprises, LLC

Debtor	Jurisdiction	Filing Number	Filing Date	Secured Party
Environmental Air Systems, LLC	North Carolina	20200108303M	07/17/2020	De Lage Landen Financial Services,Inc.
Environmental Air Systems, LLC	North Carolina	20200131546F	08/21/2020	De Lage Landen Financial Services, Inc.
Environmental Air Systems, LLC	North Carolina	20220029388H	03/04/2022	U.S. Bank Equipment Finance
Ivey Mechanical Company, LLC	Mississippi	20131049768A	06/13/2013	Merchants & Farmers Bank
Ivey Mechanical Company, LLC	Mississippi	20182598881B (Continuation)	05/10/2018	Merchants & Farmers Bank
Ivey Mechanical Company, LLC	Mississippi	20141301893A	04/04/2014	Renasant Bank
Ivey Mechanical Company, LLC	Mississippi	20192833839B (Continuation)	01/29/2019	Renasant Bank
Ivey Mechanical Company, LLC	Mississippi	20151844547A	12/21/2015	Renasant Bank
Ivey Mechanical Company, LLC	Mississippi	20203364792B (Continuation)	09/30/2020	Renasant Bank
Ivey Mechanical Company, LLC	Mississippi	20172328122A	07/07/2017	Renasant Bank
Ivey Mechanical Company, LLC	Mississippi	20223769070B (Continuation)	01/26/2022	Renasant Bank
Ivey Mechanical Company, LLC	Mississippi	20213466390A	01/25/2021	Renasant Bank
MJ Mechanical Services, Inc.	Virginia	20210520059265	05/20/2021	Citibank, N.A., its Branches, Subsidiaries and Affiliates
North American Mechanical, Inc.	Delaware	20190305347	01/14/2019	PNC Equipment Finance, LLC
North American Mechanical, Inc.	Delaware	20218047343	10/18/2021	Rhyme Business Product
Quality Air Heating & Cooling, Inc	Michigan	20180718000249-2	07/18/2018	Parkway Electric & Communications LLC
S.I. Goldman Company, Inc.	Florida	201702704279	09/26/2017	Commercial Capital Company, LLC
S.M. Lawrence Company, Inc.	Tennessee	426231649 (B0330-8814)	01/18/2017	East Coast Metal Distributors LLC
S.M. Lawrence Company, Inc.	Tennessee	426287600 (B0338-5057)	01/30/2017	East Coast Metal Distributors LLC

Debtor	Jurisdiction	Filing Number	Filing Date	Secured Party
S.M. Lawrence Company, Inc.	Tennessee	435894438 (B1143-6319)	01/10/2022	East Coast Metal Distributors LLC
S.M. Lawrence Company, Inc.	Tennessee	428643291 (B0542-5286)	04/27/2018	Red-D-Arc Inc
S.M. Lawrence Company, Inc.	Tennessee	430111912 (B0652-3100)	02/11/2019	Red-D-Arc Inc
Starr Electric Company, Incorporated	North Carolina	20130084473C	09/03/2013	Dell Financial Services L.L.C.
Starr Electric Company, Incorporated	North Carolina	20180073876C (Continuation)	07/18/2018	Dell Financial Services L.L.C.
Starr Electric Company, Incorporated	North Carolina	20160107921M	10/26/2016	Mayer Electric Supply Company, Inc.
Starr Electric Company, Incorporated	North Carolina	20170094644J (Amendment)	09/13/2017	Mayer Electric Supply Company, Inc.
Starr Electric Company, Incorporated	North Carolina	20170098871E (Amendment)	09/25/2017	Mayer Electric Supply Company, Inc.
Starr Electric Company, Incorporated	North Carolina	20210149568K	11/04/2021	Mayer Electric Supply Company, Inc.
Walker Engineering, Inc.	Texas	17-0036371341	10/26/2017	Konica Minolta Premier Finance
Walker Engineering, Inc.	Texas	17-0042591958	12/20/2017	Nortex Modular Leasing and Construction d/b/a Boxx Modular
Walker Engineering, Inc.	Texas	19-0011497254	04/01/2019	GreatAmerica Financial Services Corporation
Walker Engineering, Inc.	Texas	19-0011497638	04/01/2019	GreatAmerica Financial Services Corporation
Walker Engineering, Inc.	Texas	19-00264642 (Amendment)	07/12/2019	GreatAmerica Financial Services Corporation
Walker Engineering, Inc.	Texas	19-0015165725	04/25/2019	GreatAmerica Financial Services Corporation
Walker Engineering, Inc.	Texas	20-0051959839	10/09/2020	Boxx Modular
Walker Engineering, Inc.	Texas	20-0058275665	11/19/2020	Boxx Modular
Walker Engineering, Inc.	Texas	21-0048169940	10/29/2021	Holt Texas Ltd.
Walker Industrial, LLC	Texas	20-0035867647	07/16/2020	Signal Energy, LLC c/o Peckar & Abramson, P.C.

SCHEDULE 3.1

LENDERS SCHEDULE

LENDERS SCHEDULE

Lender and Lending Office	Percentage Share	Revolving Loan Commitment
Wells Fargo Bank, National Association 21 Waterway Avenue, 6th Floor Woodlands, TX 77380 Attention: Benita V. Reyes Telephone: 713-319-1332 Email: Benita.V.Reyes@wellsfargo.com	20.0000%	$170,000,000.00
Capital One, N.A. 5444 Westheimer, Suite 700 Houston, TX 77056 Attention: Yasmin Huebinger Telephone: 713-212-5285 Email: Yasmin.Huebinger@capitalone.com	11.1765%	$95,000,000.00
Truist Bank 101 S. Stratford Road Winston-Salem, NC 27104 Attention: Shana Pask Telephone 336-776-5340 Email: Shana.Pask@truist.com	11.1765%	$95,000,000.00
U.S. Bank National Association CLS Syndication Services Primary Monetary Daily Activity 800 Nicollet Mall Minneapolis, MN 55402 Telephone: 920-237-7601 Email: CLSSyndicationServicesTeam@USBank.com	11.1765%	$95,000,000.00
BOKF, NA dba Bank of Texas 5 Houston Center 1401 McKinney, Suite 1000 Houston, TX 77010 Attention: Ross Davis Telephone: 713-289-5887 Email: Ross.Davis@bankoftexas.com	10.0000%	$85,000,000.00
Regions Bank 250 Riverchase Parkway East, 1st Floor Hoover, Alabama 35244 Telephone: (205) 820-2405 Email: claudia.biedenharn@regions.com	10.0000%	$85,000,000.00

Lender and Lending Office	Percentage Share	Revolving Loan Commitment
Bank of the West 13300 Crossroads Parkway North City of Industry, CA 91746 Attention: R. Blake Beavers Telephone: 323-727-3065 Email: Blake.Beavers@BankoftheWest.com	8.8235%	$75,000,000.00
Bank of America, N.A. 800 Capitol St., Suite 1400 Houston, TX 77002 Attention: Katherine Osele Telephone: 713-247-7134 Email: Bank_of_America_As_Lender_3@bofa.com	7.0588%	$60,000,000.00
Frost Bank 3838 Rogers Road One Frost 3rd Floor, Complex Loan Operations San Antonio, TX 78231 Telephone: (210) 220-5344 Email: saparticipations@frostbank.com	7.0588%	$60,000,000.00
Cadence Bank 1333 West Loop South, Suite 1700 Houston, TX 77027 Attention: Elizabeth Seliger Telephone: 713-914-5603 Email: commercialservices@cadencebank.com	3.5294%	$30,000,000.00

SCHEDULE 5.9

Litigation

1.	The Borrower is in a dispute with a customer regarding the outcome of a completed project and also regarding the obligation to perform subcontract work under two executed letters of intent for subsequent projects that the Borrower believes are not enforceable. The customer is claiming approximately $12 million in damages related to performance of the original project as well as excess costs to perform the work that was subject to the letters of intent. The Borrower is claiming approximately $9 million composed of unpaid amounts under the completed contract as well as costs and inefficiencies that the Borrower suffered. The Borrower have a lien on the project, and this matter is currently scheduled for arbitration in the second quarter of 2022 with a likely decision in the following months. As of December 31, 2021, the Borrower recorded an accrual for this matter based on our analysis of likely outcomes related to this dispute; however, it is possible that the ultimate outcome and associated costs will deviate from our estimates and that, in the event of an unexpectedly adverse outcome, the Borrower may experience additional costs and expenses in future periods.

SCHEDULE 5.10

Labor Disputes and Acts of God

NONE.

SCHEDULE 5.11

ERISA Plans and Liabilities

NONE.

SCHEDULE 5.12

Environmental and Other Laws

NONE.

SCHEDULE 5.14

SUBSIDIARIES

	ENTITY NAME	DOMESTIC JURISDICTION
1.	ACI Mechanical, Inc.	Delaware
2.	Air Systems Engineering, Inc.	Washington
3.	Airtemp, Inc.	Maine
4.	Altrax Tool and Equipment Co LLC	Tennessee
5.	Amteck, LLC	Kentucky
6.	Amteck Communication Management LLC	Delaware
7.	Amteck Holdco LLC	Delaware
8.	Amteck Sprinkler LLC	Delaware
9.	ARC Comfort Systems USA, Inc.	Delaware
10.	Armani East LLC	NY
11.	Associated Boiler Systems, Inc.	Indiana
12.	Atlantic Electric, LLC	South Carolina
13.	BCH Holdings, Inc.	Florida
14.	BCH Leasing, LLC	Florida
15.	BCH Mechanical, L.L.C.	Florida
16.	BCM Controls Corporation	Massachusetts
17.	Billone West LLC	Indiana
18.	Blue C, LLC dba HVACRedu.net	Montana
19.	California Comfort Systems USA, Inc.	California
20.	ColonialWebb Contractors Company	Virginia
21.	Comfort Systems USA (Arkansas), Inc.	Arkansas
22.	Comfort Systems USA G.P., Inc.	Delaware
23.	Comfort Systems USA (Intermountain), Inc.	Utah
24.	Comfort Systems USA (Kentucky), Inc.	Kentucky
25.	Comfort Systems USA (MidAtlantic), LLC	Virginia
26.	Comfort Systems USA (Mid South), Inc.	Alabama

ENTITY NAME	DOMESTIC JURISDICTION
27.	Comfort Systems USA (Northwest), Inc.	Washington
28.	Comfort Systems USA (Ohio), Inc.	Ohio
29.	Comfort Systems USA (South Central), Inc.	Texas
30.	Comfort Systems USA (Southeast), Inc.	Delaware
31.	Comfort Systems USA (Southwest), Inc.	Arizona
32.	Comfort Systems USA Strategic Accounts, LLC	Indiana
33.	Comfort Systems USA (Syracuse), Inc.	New York
34.	Comfort Systems USA (Texas), L.P.	Texas
35.	ConServ Building Services, LLC	Florida
36.	ConServ Building Services of Alabama, LLC	Alabama
37.	ConServ Building Services of Georgia, LLC	Georgia
38.	ConServ Building Services of North Carolina, LLC	North Carolina
39.	ConServ Building Services of Tennessee, LLC	Tennessee
40.	ConServ Building Services of Texas, LLC	Texas
41.	Control Concepts, LLC	Georgia
42.	Control Concepts Mechanical Services, LLC	Georgia
43.	CSUSA (10), LLC	North Carolina
44.	Design Mechanical Incorporated	Colorado
45.	Dilling, LLC 111 East Mildred Street Logansport, IN 46947	Indiana
46.	Dilling Group, Inc.	Indiana
47.	Dyna Ten Corporation	Texas
48.	Dyna Ten Maintenance Services, LLC	Texas
49.	E Solutions LLC	Indiana
50.	Eastern Heating & Cooling, Inc.	New York

ENTITY NAME	DOMESTIC JURISDICTION
51.	Edwards Electrical & Mechanical, Inc.	Indiana
52.	Environmental Air Systems, LLC	North Carolina
53.	Envirotrol, LLC	North Carolina
54.	F.W. Dilling, LLC	Indiana
55.	Granite State Holdings Company, Inc.	Delaware
56.	Granite State Plumbing & Heating, LLC	New Hampshire
57.	Hayes & Lunsford Electric, LLC	South Carolina
58.	Hess Mechanical, LLC	Maryland
59.	Ivey Mechanical Company, LLC	Mississippi
60.	Kodiak Labor Solutions, LLC	Delaware
61.	Mechanical Technical Services, Inc.	Texas
62.	MEP Holding Co., Inc.	Indiana
63.	MJ Mechanical Services, Inc.	Virginia
64.	N471VY Trust	Utah
65.	North American Mechanical, Inc.	Delaware
66.	OFF, LLC	Indiana
67.	Post Oak Insurance Co. Ltd.	Cayman Islands
68.	Premier Prefabrication Solutions, LLC	Texas
69.	Quality Air Heating & Cooling, Inc.	Michigan
70.	Riddleberger Brothers, Inc.	Virginia
71.	Royalaire Holdings, LLC	Florida
72.	Royalaire Mechanical Services, LLC	Florida
73.	Royalaire Mechanical Services II, LLC	Florida
74.	S.I. Goldman Company, Inc.	Florida
75.	S.M. Lawrence Company, Inc.	Tennessee
76.	Seasonair LLC	Maryland
77.	ShoffnerKalthoff MES, Inc.	Tennessee
78.	Starr Electric Company, Incorporated	North Carolina
79.	TAS Energy Inc.	Delaware

ENTITY NAME	DOMESTIC JURISDICTION
80.	TAS Modular Data Limited	Ireland
81.	Temp Right Service, Inc.	Delaware
82.	Tennessee Electric Company, Inc.	Tennessee
83.	TES Controls, LLC	Kentucky
84.	Thermal Service, LLC	Kentucky
85.	Trinity Contractors, LLC	Alabama
86.	Trumbo Electric, Incorporated	Virginia
87.	Walker Electrical Contractors, Inc.	Texas
88.	Walker Engineering, Inc.	Texas
89.	Walker Industrial, LLC	Texas
90.	Walker TX Holding Company, LLC	Texas
91.	Western States Mechanical, Inc.	Utah

SCHEDULE 7.1

Existing Indebtedness

Description of Indebtedness	Date	Obligor	Creditor	Amount
1. Seller Notes	2/1/2020	Comfort Systems USA, Inc.	Former Owners of Starr Electric Company, Incorporated	$2,000,000.00
2. Seller Notes	12/31/2020	Comfort Systems USA, Inc.	Former Owners of Tennessee Electric Company, Inc.	$7,000,000.00
3. Seller Notes	2/1/2021	Comfort Systems USA, Inc.	Former Owners of Western States Mechanical, Inc.	$2,000,000.00
4. Seller Notes	8/1/2021	Comfort Systems USA, Inc.	Former Owners of Amteck Holdco LLC	$10,000,000.00
5. Seller Notes	12/1/2021	Comfort Systems USA, Inc.	Former Owners of Ivey Mechanical Company, LLC	$8,000,000.00
6. Seller Notes	12/31/2021	Comfort Systems USA, Inc.	Former Owners of Kodiak Labor Solutions, LLC	$800,000.00
7. Seller Notes	12/31/2021	Comfort Systems USA, Inc.	Former Owners of Thermal Equipment Service, Inc.	$2,444,444.00
8. Seller Notes	12/31/2021	Comfort Systems USA, Inc.	Former Owners of TES Controls, LLC	$305,556.00
9. Seller Notes	12/31/2021	Comfort Systems USA, Inc.	Former Owners of MEP Holding Co., Inc.	$7,600,000.00
10. Seller Notes	4/1/2022	Comfort Systems USA, Inc.	Former Owners of Atlantic Electric, LLC	$5,250,000.00
11. Finance Lease	2/28/2020-5/19/2021	Atlantic Electric, LLC	Wells Fargo Financial Services	$256,532.00
12. Finance Lease	7/3/2018-9/13/2021	Atlantic Electric, LLC	Enterprise Fleet Management	$645,468.00
TOTAL:				$46,302,000.00

EXISTING INDEBTEDNESS CORRESPONDING TO EXISTING LIENS

Description of Indebtedness	Date	Obligor	Creditor
1. Equipment financing	10/30/2017	Amteck, LLC	Dell Financial Services L.L.C.
2. Financial services debt prior to becoming a Subsidiary	08/07/2020	Amteck, LLC	Orbian Financial Services II, LLC
3. Equipment financing	03/03/2020	Atlantic Electric, LLC	Wells Fargo Vendor Financial Services, LLC
4. Civil Case debt settled via entry of default judgment prior to becoming a Subsidiary	03/11/2020	Atlantic Electric, LLC	De Lage Landen Financial Services, Inc.
5. Civil Case debt settled via entry of default judgment prior to becoming a Subsidiary	03/12/2020	Atlantic Electric, LLC	De Lage Landen Financial Services, Inc.
6. Equipment financing	04/05/2021	Atlantic Electric, LLC	Wells Fargo Vendor Financial Services, LLC
7. Equipment financing	04/14/2021	Atlantic Electric, LLC	Wells Fargo Equipment Finance, Inc.
8. Equipment financing	05/25/2021	Atlantic Electric, LLC	Wells Fargo Vendor Financial Services, LLC
9. Equipment financing	05/07/2018	California Comfort Systems USA, Inc.	Red-D-Arc Inc.
10. Financial services debt prior to becoming a Subsidiary	07/03/2020	ColonialWebb Contractors Company	Orbian Financial Services II, LLC
11. Equipment financing	09/06/2019	ColonialWebb Contractors	N.B. Handy Co.
12. Equipment financing	10/21/2019	Comfort Systems USA, Inc.	Impact Networking Indiana, LLC
13. Equipment financing	02/13/2020	Comfort Systems USA (Arkansas), Inc.	Datamax Inc.
14. Equipment financing	11/24/2020	Comfort Systems USA (Arkansas), Inc.	Datamax Inc.
15. Equipment financing	12/01/2020	Comfort Systems USA (Arkansas), Inc.	Datamax Inc.
16. Equipment financing	03/18/2020	Comfort Systems USA (Arkansas), Inc.	Samsara Capital Finance
17. Equipment financing	01/04/2022	Comfort Systems USA (Mid South), Inc.	Navitas Credit Corp.
18. Equipment financing	03/25/2022	Comfort Systems USA (Mid South), Inc.	Xerox Financial Services

19. Equipment financing	07/27/2018	Comfort Systems USA (Ohio), Inc.	U.S. Bank Equipment Finance
20. Equipment financing	10/14/2019	Comfort Systems USA (Southeast), Inc.	GreatAmerica Financial Services Corporation
21. Equipment financing	9/11/2020	Comfort Systems USA (Southeast), Inc.	Caterpillar Financial Services Corporation
22. Equipment financing	04/20/2018	Comfort Systems USA Southwest	RED-D-ARC Inc.
23. Equipment financing	08/19/2019	Comfort Systems USA Southwest	RED-D-ARC Inc.
24. Equipment financing	10/29/2021	Comfort Systems USA (Texas), L.P.	Holt Texas Ltd.
25 .Equipment financing	02/09/2015	Control Concepts, LLC	Crestron Electronics, Inc.
26. Equipment financing	12/13/2018	Design Mechanical Incorporated	Lohmiller & Company dba Carrier West
27. Equipment financing	02/09/2021	Design Mechanical Incorporated	CT Corporation System
28. Equipment financing	08/18/2017	Design Mechanical	RED-D-ARC Inc.
29. Accounts pursuant to Supplier Agreement for goods and services	12/12/2018	Dilling Group, Inc.	Citibank, N.A.
30. Equipment financing	04/22/2019	Environmental Air Systems, LLC	H & E Equipment Services, Inc.
31. Equipment financing	06/11/2019	Environmental Air Systems, LLC	H & E Equipment Services, Inc.

32. Equipment financing	06/25/2019	Environmental Air Systems, LLC	H & E Equipment Services, Inc.
33. Equipment financing	07/18/2019	Environmental Air Systems, LLC	Control Corporation of America a Division of Wesco Distribution, Inc.
34. Equipment financing	11/14/2019	Environmental Air Systems, LLC	Dex Imaging Inc.
35. Equipment financing	05/19/2020	Environmental Air Systems, LLC	Ferguson Enterprises, LLC
36. Financial services debt existing at the time Environmental Air Systems, LLC became a Subsidiary	07/17/2020	Environmental Air Systems, LLC	De Lage Landen Financial Services, Inc.
37. Financial services debt existing at the time Environmental Air Systems, LLC became a Subsidiary	08/21/2020	Environmental Air Systems, LLC	De Lage Landen Financial Services, Inc.
38. Equipment financing	03/04/2022	Environmental Air Systems, LLC	U.S. Bank Equipment Finance
39. Equipment financing	06/13/2013	Ivey Mechanical Company, LLC	Merchants & Farmers Bank
40. Letters of Credit existing at the time Ivey Mechanical Company, LLC became a Subsidiary	04/04/2014	Ivey Mechanical Company, LLC	Renasant Bank

41. Letters of Credit existing at the time Ivey Mechanical Company, LLC became a Subsidiary	12/21/2015	Ivey Mechanical Company, LLC	Renasant Bank
42. Letters of Credit existing at the time Ivey Mechanical Company, LLC became a Subsidiary	07/07/2017	Ivey Mechanical Company, LLC	Renasant Bank
43. Letters of Credit existing at the time Ivey Mechanical Company, LLC became a Subsidiary	01/25/2021	Ivey Mechanical Company, LLC	Renasant Bank
44. Accounts pursuant to Supplier Agreement for goods and services	05/20/2021	MJ Mechanical Services, Inc.	Citibank, N.A., its Branches, Subsidiaries and Affiliates
45. Equipment financing	01/14/2019	North American Mechanical, Inc.	PNC Equipment Finance, LLC
46. Equipment financing	10/18/2021	North American Mechanical, Inc.	Rhyme Business Product
47. Equipment financing	07/18/2018	Quality Air Heating & Cooling, Inc	Parkway Electric & Communications LLC
48. Equipment financing	09/26/2017	S.I. Goldman Company, Inc.	Commercial Capital Company, LLC
49. Equipment financing	01/18/2017	S.M. Lawrence Company, Inc.	East Coast Metal Distributors LLC

50. Equipment financing	04/27/2018	S.M. Lawrence Company, Inc.	Red-D-Arc Inc
51. Equipment financing	02/11/2019	S.M. Lawrence Company, Inc.	Red-D-Arc Inc
52. Equipment financing	09/03/2013	Starr Electric Company, Incorporated	Dell Financial Services L.L.C.
53. Equipment financing	07/18/2018	Starr Electric Company, Incorporated	Dell Financial Services L.L.C.
54. Equipment financing	10/26/2016	Starr Electric Company, Incorporated	Mayer Electric Supply Company, Inc.
55. Equipment financing	11/04/2021	Starr Electric Company, Incorporated	Mayer Electric Supply Company, Inc.
56. Equipment financing	10/26/2017	Walker Engineering, Inc.	Konica Minolta Premier Finance
57. Construction debt in the ordinary course of business	12/20/2017	Walker Engineering, Inc.	Nortex Modular Leasing and Construction d/b/a Boxx Modular
58. Equipment financing	04/01/2019	Walker Engineering, Inc.	GreatAmerica Financial Services Corporation
59. Equipment financing	04/01/2019	Walker Engineering, Inc.	GreatAmerica Financial Services Corporation
60. Equipment financing	04/25/2019	Walker Engineering, Inc.	GreatAmerica Financial Services Corporation
61. Construction debt in the ordinary course of business	10/09/2020	Walker Engineering, Inc.	Boxx Modular
62. Construction debt in the ordinary course of business	11/19/2020	Walker Engineering, Inc.	Boxx Modular
63. Equipment financing	10/29/2021	Walker Engineering, Inc.	Holt Texas Ltd.
64. Contractor debt in the ordinary course of business	07/16/2020	Walker Industrial, LLC	Signal Energy, LLC c/o Peckar & Abramson, P.C.